UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
 the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NU SKIN ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NU SKIN ENTERPRISES, INC. June 7, 2018
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Nu Skin Enterprises, Inc., a Delaware corporation, will be held at 11:00 a.m., Mountain Daylight Time, on June 7, 2018, at our corporate offices, 75 West Center Street, Provo, Utah 84601, for the following purposes, which are more fully described in the Proxy Statement:
1.	To elect the nine directors named in the Proxy Statement;
2.	To hold an advisory vote to approve our executive compensation;
3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018; and
4.	To transact such other business as may properly come before the Annual Meeting.
The Board of Directors has fixed the close of business on April 12, 2018, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy as promptly as possible in the enclosed postage‑prepaid envelope. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 7, 2018: The proxy statement and annual report to stockholders are available at www.astproxyportal.com/ast/08684.
By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board
Provo, Utah, April 17, 2018

PROXY STATEMENT NU SKIN ENTERPRISES, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 7, 2018
SOLICITATION OF PROXIES
The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. ("Nu Skin," "we," "us," or "the company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") at our corporate offices, 75 West Center Street, Provo, Utah 84601, on June 7, 2018, at 11:00 a.m., Mountain Daylight Time, and at any adjournment or postponement thereof, for the following purposes, which are more fully described in this Proxy Statement:
1.	To elect the nine directors named in the Proxy Statement;
2.	To hold an advisory vote to approve our executive compensation;
3.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018; and
4.	To transact such other business as may properly come before the Annual Meeting.
All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. In the absence of specific instructions, proxies will be voted in accordance with the Board of Directors' recommendations "FOR" the election of each director nominee, "FOR" Proposal 2 and "FOR" Proposal 3. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Board of Directors. If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.
This proxy statement and form of proxy are first being sent or given to our stockholders on or about April 26, 2018. We will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our voting stock. Our regular employees may further solicit proxies by telephone, by mail, in person or by electronic communication and will not receive additional compensation for such solicitation.
Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to our Corporate Secretary, by executing a later‑dated proxy and delivering it to our Corporate Secretary, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). If you hold shares through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to change or revoke your voting instructions, and if you wish to vote in person at the Annual Meeting you will be required to present a legal proxy from your broker, bank or other nominee. Directions to our Annual Meeting may be obtained by calling (801) 345‑1000.

OUTSTANDING SHARES AND VOTING RIGHTS
Only stockholders of record at the close of business on April 12, 2018 are entitled to vote at the Annual Meeting. As of this record date, approximately 55,651,342 shares of our Class A Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote on each matter submitted to a vote of the stockholders at the Annual Meeting.
In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Class A Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxy that reflect abstentions or "broker non‑votes" (which are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, broker non‑votes will not be voted on proposals on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (the "NYSE"), including Proposals 1 and 2.
The voting standards for the three matters to be acted upon at the meeting are as follows:
-
Proposal 1. To be elected in an uncontested election, such as at the 2018 Annual Meeting, director nominees must receive a majority of the votes cast, meaning a nominee must receive more "for" votes than "against" votes. If an incumbent director does not receive the required majority, the director shall resign pursuant to an irrevocable resignation that was required to be tendered prior to his or her nomination and effective upon (i) such person failing to receive the required majority vote and (ii) the Board's acceptance of such resignation. Within 90 days after the date of the certification of the election results, the Board will determine whether to accept or reject the resignation or whether other action should be taken, and the Board will publicly disclose its decision.

-	Proposals 2 and 3. Pursuant to our bylaws, approval of Proposals 2 and 3 will require the affirmative vote of a majority of the votes cast affirmatively or negatively.
Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the determination of any of the proposals. In addition, Proposals 2 and 3 are stockholder advisory votes and will not be binding on the Board of Directors.

PROPOSAL 1:
 ELECTION OF DIRECTORS
Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders or until their earlier death, resignation or removal. Our Bylaws provide that the Board of Directors will consist of a minimum of three and a maximum of fifteen directors, with the number being designated by the Board. The current number of authorized directors is nine.
Set forth below are the name, age as of April 1, 2018, business experience and other qualifications of each of our nine director nominees, listed in alphabetical order. Each of the director nominees is a current director and was elected at our 2017 annual meeting of stockholders. We are not aware of any family relationships among any of our directors, director nominees or executive officers.
Nevin N. Andersen
Director since 2008	Audit Committee Nominating and Corporate Governance Committee
Nevin N. Andersen, 77, previously served in various positions, including Senior Vice President and Chief Financial Officer, Vice President and Corporate Controller, and Director of Internal Audit, at Shaklee Corporation, a direct selling company, from 1979 to 2003, when he retired. He was asked to return to Shaklee Corporation for a period of time to serve as the Interim Chief Financial Officer and to help in the transition with a new Chief Financial Officer, which role he fulfilled from 2005 to 2008. Prior to initially working at Shaklee Corporation in 1979, he worked for Price Waterhouse & Co. and served as an officer in the U.S. Army Finance Corps. He received M.Acc. and B.S. degrees from Brigham Young University.

Mr. Andersen is an experienced financial professional. His ten years as a CPA with Price Waterhouse provided him with valuable experience in the areas of audit, internal control and financial reporting, and his more than 25 years with Shaklee Corporation added to that knowledge and expertise by allowing him to focus on those issues directly related to the operations of a public company in the direct selling industry. Mr. Andersen's areas of expertise include corporate strategy, risk management, succession planning, executive compensation, stockholder communication and regulatory compliance.

Daniel W. Campbell
Director since 1997	Lead Independent Director Audit Committee Executive Compensation Committee
Daniel W. Campbell, 63, has been a Managing General Partner of EsNet, Ltd., a privately held investment company, since 1994. He has served on the Utah State Board of Regents for Higher Education since 2010 and currently serves as its Chair. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation, a software company, and prior to that was a partner of Price Waterhouse LLP. He received a B.S. degree from Brigham Young University.

Mr. Campbell is a recognized business leader with expertise in the areas of finance, accounting, transactions, corporate governance and management. In addition, through his experience as a partner of an international accounting firm, and later as Chief Financial Officer of a large technology company, Mr. Campbell has developed deep insight into the management, operations, finances and governance of public companies.

Andrew D. Lipman
Director since 1999	Executive Compensation Committee Nominating and Corporate Governance Committee (Chair)
Andrew D. Lipman, 66, is a partner and head of the Telecommunications, Media and Technology Group at Morgan, Lewis & Bockius LLP, an international law firm that he joined in 2014. He previously held similar positions with Bingham McCutchen LLP from 2006 to 2014 and Swidler Berlin LLP from 1988 to 2006. From 2000 to 2013, Mr. Lipman served as a member of the board of directors of The Management Network Group, Inc., a telecommunications related consulting firm, and from 2007 to 2013, he served as a member of the board of directors of Sutron Corporation, a provider of hydrological and meteorological monitoring products. He received a B.A. degree from the University of Rochester and a J.D. degree from Stanford Law School.

Mr. Lipman is a highly experienced senior lawyer and business advisor with over 35 years of experience dealing with international regulatory, technology and marketing issues in multiple countries. In addition, he has extensive experience in corporate governance and related legal and transactional issues. Mr. Lipman has worked closely with dozens of public companies, including service on the boards of a variety of companies in several industries. His experience also includes managing and implementing strategic initiatives and launching new products and markets globally in competitive industries.

Steven J. Lund
Director since 1996 (includes three-year leave of absence)	Executive Chairman of the Board
Steven J. Lund, 64, has served as the Chairman of the Board since 2012. Mr. Lund previously served as Vice Chairman of the Board from 2006 to 2012. Mr. Lund served as President, Chief Executive Officer and a director of our company from 1996, when our company went public, until 2003, when he took a three-year leave of absence. Mr. Lund was a founding stockholder of our company. Mr. Lund is a trustee of the Force for Good Foundation, a charitable organization that our company established in 1996 to help encourage and drive the philanthropic efforts of our company, its employees, its sales force and its customers to enrich the lives of others. Mr. Lund worked as an attorney in private practice prior to joining our company as Vice President and General Counsel. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University's J. Reuben Clark Law School.

Mr. Lund brings to the Board over 30 years of company and industry knowledge and experience as a senior executive, including service as our General Counsel, Executive Vice President, and President and Chief Executive Officer. He played an integral role in managing our growth from start-up through his term as President and Chief Executive Officer. Mr. Lund also served on the executive board of the United States Direct Selling Association. A respected business and community leader, he currently serves on the Utah State Board of Regents for Higher Education and previously served as chairman of the board of trustees of Utah Valley University.

Neil H. Offen
Director since 2011	Executive Compensation Committee Nominating and Corporate Governance Committee
Neil H. Offen, 73, previously served as President and Chief Executive Officer of the United States Direct Selling Association from 1978 through 2011, when he retired. In addition, he served as secretary of the World Federation of Direct Selling Associations from 1978 to 2012 and as Vice Chairman of the Direct Selling Education Foundation from 1990 to 2011. Before joining the Direct Selling Association as a staff attorney in 1971, Mr. Offen was legislative and administrative assistant to a United States Congressman and, prior to that, served with the U.S. Department of State's Agency for International Development. Mr. Offen has published both legal and non-legal articles and has lectured on a variety of topics at numerous universities. Mr. Offen received a B.A. from Queens College and a J.D. degree from George Washington University. He is a member of the District of Columbia Bar.

With over 45 years of service and leadership in the direct selling industry, Mr. Offen has an extensive understanding of the opportunities and challenges of our industry. In addition, Mr. Offen has developed relationships with many other leaders both inside and outside our industry. Mr. Offen serves on the board of directors and the Development and Marketing Committee of Christel House International and previously served on the Advisory Board of Queens College. Mr. Offen has also served as Vice Chair of the board of directors of the Inter-American Foundation, on the board of trustees of the Hudson Institute and the boards of directors of the U.S. Chamber of Commerce Foundation, the Council of Better Business Bureaus, the National Retail Federation, the Small Business Legislative Council, the Ethics Resource Center, the American Society of Association Executives, and as co-chair of the Democratic Business Council.

Thomas R. Pisano
Director since 2008	Audit Committee Executive Compensation Committee (Chair)
Thomas R. Pisano, 73, served as Chief Executive Officer and a director of Overseas Military Sales Corp., a marketer of motor vehicles, from 2005 until his retirement in 2010. From 1998 to 2004, he served as the Chief Operating Officer and a director of Overseas Military Sales Corp. From 1995 to 1997, he served as Vice President and Head of the International Division for The Topps Company, Inc., a sports publications and confectionery products company. Prior to that, he served in various positions, including Vice President of Global New Business Development, for Avon Products, Inc., a direct seller of personal care products, from 1969 to 1994. He received a B.S. from the Georgia Institute of Technology and an M.B.A. from Dartmouth College.

Mr. Pisano is an experienced senior executive who is an expert in the direct selling, personal care, beauty products and other consumer goods industries. During his 25-year career at Avon Products, Inc., he was responsible for global new business development, which included new geographic market openings and launching new product lines globally. He was also responsible for the operation of international businesses in Latin America, Europe and Asia. During his international business career at Avon, Topps and OMSC, he traveled to and conducted business in 50 countries.

Zheqing (Simon) Shen
Director since 2016
Zheqing (Simon) Shen, 38, is the founding member of ZQ Capital Limited, a boutique investment and advisory firm. Prior to founding ZQ Capital in 2015, Mr. Shen was managing director and head of the China Financial Institutions Business at Barclays from 2011 to 2015. From 2004 to 2010, he worked with Goldman Sachs as an investment banker in its New York and Hong Kong offices. In addition to his service on our Board, Mr. Shen has also served since 2016 on the board of directors and the Audit, Remuneration and Nomination Committees of KFM Kingdom Holdings Limited, a precision metals engineering and manufacturing company that is listed on the Hong Kong Stock Exchange. Mr. Shen has a B.A. in mathematics and economics from Wesleyan University.

Mr. Shen brings to the Board valuable expertise in helping global companies realize their growth potential in China, which is one of our company's key markets. He has spent much of his career working in Asia capital markets, and he has a strong network in China and valuable local knowledge of China. His depth of experience with financial and investment matters is also valuable to the Board.

Ritch N. Wood
Director since 2017
Ritch N. Wood, 52, was appointed to serve as our Chief Executive Officer in March 2017. He previously served as our Chief Financial Officer from November 2002 to March 2017. He was named CFO of the Year by Utah Business Magazine in 2010. Prior to his appointment as Chief Financial Officer, Mr. Wood served as Vice President, Finance from July 2002 to November 2002 and Vice President, New Market Development from 2001 to 2002. He joined our company in 1993 and has served in various capacities. Mr. Wood is a trustee of the Force for Good Foundation, a charitable organization that our company established to help drive our philanthropic efforts. Prior to joining us, he worked for the accounting firm of Grant Thornton LLP. Mr. Wood earned a B.S. and a Master of Accountancy degree from Brigham Young University.

Mr. Wood brings to the Board expertise in accounting, finance, investor relations and management. With his service as our Chief Executive Officer and as our Chief Financial Officer for 14 years, Mr. Wood also has a deep understanding of our business globally, including our markets, financial matters, products and product development, personnel, compensation plans and sales force. He has played an important role in managing the growth of our business while prioritizing profitability and stockholder value; during his tenure as Chief Financial Officer from 2002 to 2017, our revenue more than doubled, our earnings per share tripled and our stock price increased fourfold. Mr. Wood's leadership has been integral to the success of several of our key initiatives in recent years.

Edwina D. Woodbury
Director since 2015	Audit Committee (Chair) Nominating and Corporate Governance Committee
Edwina D. Woodbury, 66, has been President and Chief Executive Officer of The Chapel Hill Press, Inc., a publishing services company, since 1999. Ms. Woodbury has over 20 years of experience in the direct selling and personal care products industries, having served at Avon Products, Inc. as Chief Financial and Administrative Officer and in other finance and operations positions from 1977 to 1998. From 1997 to 2015, Ms. Woodbury served as a member of the board of directors of RadioShack Corporation, a retail consumer electronics company. In addition, from to 2005 to 2010, Ms. Woodbury served as a member of the board of directors of R.H. Donnelley Corporation, a publishing and marketing company, and from 2000 to 2005, she served as a director of Click Commerce, Inc., a research solutions company. Ms. Woodbury has also served on the board of directors at the nonprofit Medical Foundation of North Carolina since 2009. She received a B.S.B.A from the University of North Carolina.

Ms. Woodbury has extensive experience and understanding of our industry. While serving in various roles of increasing responsibility during her 21 years at Avon Products, Inc., she gained an in-depth understanding of the financial and internal control-related issues associated with global companies in our industry. She also brings to the Board valuable perspective from her service on other public company boards. While serving on the boards at Click Commerce, R.H. Donnelley and RadioShack, she (1) served on and chaired each board's audit committee; (2) served on the compensation committee at R.H. Donnelley and chaired it at RadioShack; and (3) served on the nominating and governance committee at Click Commerce and RadioShack.

Each nominee was recommended by the Nominating and Corporate Governance Committee for election and has agreed to serve if elected. Although we do not know of any reason for which any nominee might become unavailable to serve on the Board, if that should happen, the Board may designate a substitute nominee. Shares represented by proxies will be voted for any substitute nominee so designated.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE NINE NOMINEES TO OUR BOARD OF DIRECTORS.

CORPORATE GOVERNANCE
Corporate Governance Highlights
Board of Directors Independence and Committee Structure
-	Separate Chairman of the Board and Chief Executive Officer. The positions of Chairman of the Board and Chief Executive Officer are filled by Mr. Lund and Mr. Wood, respectively.
-	Lead Independent Director. Our independent directors have designated Mr. Campbell as Lead Independent Director.
-
Limitation on Management Directors. All of our current directors are independent of the company and management except for Mr. Lund, who is one of our company's founders, and Mr. Wood, our Chief Executive Officer.

-	Meetings of Independent Directors. All independent directors meet regularly in executive session. Mr. Campbell, the Lead Independent Director, chairs these sessions.
-	Independent Committees. Only independent directors serve on our Audit, Executive Compensation, and Nominating and Corporate Governance Committees.
-	Annual Board and Committee Performance Evaluations. The performance of the Board and each Board committee is evaluated at least annually.
Election of Directors
-	Annual Election of Directors. All of our directors are elected annually; we do not have a staggered board.
-	Majority Voting in Uncontested Director Elections. Our Bylaws provide that director nominees must be elected by a majority of the votes cast in uncontested elections.
Stock-Related Matters
-
Stock Retention Requirements. We have stock retention requirements that apply to our directors and executive officers, designed to align directors' and executive officers' interests with those of stockholders. For a description of these requirements, see "Additional Corporate Governance Information" and "Executive Compensation: Compensation Discussion and Analysis—Stock Retention Guidelines."

-
Hedging Policy. Our directors and employees, including officers, are prohibited from engaging in any hedging transactions with respect to our securities, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. This prohibition applies regardless of whether the director's or employee's securities were granted as compensation and regardless of whether the director or employee holds the securities directly or indirectly.

-	Pledging Policy. Our directors and employees, including officers, are prohibited from pledging their securities in our company.

Director Independence
The Board of Directors has determined that each of the current directors listed below is an "independent director" under the listing standards of the NYSE.
Nevin N. Andersen	Daniel W. Campbell	Andrew D. Lipman	Neil H. Offen
Thomas R. Pisano	Zheqing (Simon) Shen	Edwina D. Woodbury
In assessing the independence of the directors, the Board determines whether or not any director has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). The Board considers all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. For information about the Board's assessment of Mr. Shen's independence, see "Related-Person Transactions."
Board Leadership Structure
We currently separate the roles of Chairman of the Board and Chief Executive Officer. However, the Board has not adopted a policy with regard to whether the same person should serve as both the Chairman of the Board and Chief Executive Officer or, if the roles are separate, whether the Chairman of the Board should be selected from the non-employee directors or should be an employee. The Board believes it is most appropriate to retain the discretion and flexibility to make such determinations at any given point in time in the way that it believes best to provide appropriate leadership for the company at that time. We have determined that our current separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate given the differences in the roles and duties of the two positions and the individuals currently serving in these positions.
The Board has created the Lead Independent Director position to provide independent leadership of the Board's affairs on behalf of our stockholders and to promote open communication among the independent directors. Our Corporate Governance Guidelines provide that the Lead Independent Director (i) is designated by the non-management directors; (ii) consults with the Chairman of the Board and the Chief Executive Officer regarding agenda items for Board meetings; (iii) chairs executive sessions of the Board's independent directors; and (iv) performs such other duties as the Board deems appropriate.
Risk Oversight
Our Board of Directors has primary responsibility for risk oversight. Except with regard to certain strategically significant risks, the Board administers its risk oversight function through the Audit Committee, Nominating and Corporate Governance Committee and Executive Compensation Committee. The committees are responsible for overseeing and discussing with management our risk assessment and risk management programs and plans related to the following risk areas:
Audit Committee	Nominating and Corporate Governance Committee	Executive Compensation Committee
- Major financial risk exposures - Operational risks related to information systems and facilities - Public disclosure and investor related risks	- Corporate governance risks - Operational risks not assigned to the Audit Committee - Compliance and regulatory risks - Reputational risks	- Compensation practices related risks - Human resources risks
The chairs of the Nominating and Corporate Governance Committee and Executive Compensation Committee report to the Audit Committee regarding their respective risk oversight responsibilities.

Board of Directors Meetings
The Board of Directors held seven meetings during 2017. Each incumbent director attended more than 75% of the total number of meetings of the Board that were held while they were in office and the total number of meetings of all committees of the Board on which they served during the period. Although we encourage Board members to attend our annual meetings of stockholders, we do not have a formal policy regarding director attendance at annual stockholder meetings. Seven of our directors who were in office at the time of our 2017 annual meeting of stockholders attended that meeting.
Board Committees
We have standing Audit, Executive Compensation and Nominating and Corporate Governance Committees. Each member of the committees is independent within the meaning of the listing standards of the NYSE. In addition, the Audit Committee and the Executive Compensation Committee are composed solely of directors who meet additional, heightened independence standards applicable to members of audit committees and compensation committees under the NYSE listing standards and the Securities and Exchange Commission's rules.
The following table identifies the current membership of the committees and states the number of committee meetings held during 2017.
Director	Audit	Executive Compensation	Nominating and Corporate Governance
Nevin N. Andersen	✓		✓
Daniel W. Campbell	✓	✓
Andrew D. Lipman		✓	Chair
Neil H. Offen		✓	✓
Thomas R. Pisano	✓	Chair
Edwina Woodbury	Chair		✓

Number of Meetings in 2017	9	14	4

The Board has adopted a written charter for each of the committees, which are available in the "Corporate Governance" section of our website at nuskinenterprises.com.
The Audit Committee's responsibilities include, among other things:
-	Selecting our independent auditor;
-	Reviewing the activities and the reports of our independent auditor;
-	Approving in advance the audit and non-audit services provided by our independent auditor;
-	Reviewing our quarterly and annual financial statements and our significant accounting policies, practices and procedures;
-	Reviewing the adequacy of our internal controls and internal auditing methods and procedures;
-	Overseeing our compliance with legal and regulatory requirements;
-
Overseeing our risk assessment and risk management programs and plans related to our major financial risk exposures, operational risks related to information systems and facilities, and public disclosure and investor related risks; and

-
Conferring with the chairs of the nominating and corporate governance committee and executive compensation Committee regarding their respective oversight of our risk assessment and risk management programs and our related guidelines and policies.

The Board has determined that Messrs. Andersen and Campbell and Ms. Woodbury are Audit Committee financial experts as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.
The Executive Compensation Committee's responsibilities include, among other things:
-	Establishing and administering our executive compensation strategy, policies and practices;
-
Reviewing and approving corporate goals and objectives relevant to the compensation to be paid to our chief executive officer, other executive officers and our executive chairman of the board, evaluating the performance of these individuals in light of those goals and objectives, and determining and approving the forms and levels of compensation based on this evaluation;

-	Reviewing and acting on the chief executive officer's evaluations and recommendations;
-	Administering our equity incentive plans;
-	Overseeing regulatory compliance with respect to executive compensation matters; and
-	Overseeing our risk assessment and risk management programs and plans related to our compensation practices and human resources.
Pursuant to its charter, the Executive Compensation Committee may delegate its authority to a subcommittee or subcommittees and may delegate authority to the Chief Executive Officer and Chairman of the Board to approve the level of incentive awards to be granted to specific non-executive officers, employees or other grantees subject to such limitations as may be established by the Executive Compensation Committee. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in determining or recommending the amount or form of compensation, see "Executive Compensation: Compensation Discussion and Analysis" and "Director Compensation."
The Nominating and Corporate Governance Committee's responsibilities include, among other things:
-	Making recommendations to the Board of Directors about the size and membership criteria of the Board or any committee thereof;
-	Identifying and recommending candidates for the Board and committee membership, including evaluating director nominations received from stockholders;
-	Leading the process of identifying and screening candidates for a new Chief Executive Officer when necessary, and evaluating the performance of the Chief Executive Officer;
-	Making recommendations to the Board regarding changes in compensation of non-employee directors and overseeing the evaluation of the Board and management;
-	Developing and recommending to the Board a set of corporate governance guidelines and reviewing such guidelines at least annually;
-
Overseeing our risk assessment and risk management programs and plans related to our corporate governance risks, operational risks not assigned to the Audit Committee, compliance and regulatory risks, and reputational risks; and

-
Overseeing our regulatory, legal and compliance obligations in the foreign countries in which we operate, as well as compliance with United States laws that address operations outside the United States.

Compensation Committee Interlocks and Insider Participation
None of the directors who served on the Executive Compensation Committee during 2017 was:
-	A current or former officer or employee of our company;
-	A participant during 2017 in a related-person transaction that is required to be disclosed; or
-
An executive officer of another entity at which one of our executive officers served during 2017 on either the board of directors or the compensation committee, nor were any of our other directors an executive officer of another entity at which one of our executive officers served on the compensation committee.

Our Director Nomination Process
As indicated above, the Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process. This committee is responsible for identifying and evaluating candidates for membership on the Board and recommending to the Board nominees to stand for election.
Minimum Criteria for Members of the Board. Each candidate to serve on the Board must possess the highest personal and professional ethics, integrity and values, and be committed to serving the long‑term interests of our stockholders. In addition, our Corporate Governance Guidelines require that, to be nominated for re-election to our Board, an incumbent director must tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote for director election at the next annual meeting at which they face re-election and (ii) Board acceptance of such resignation. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may consider such other factors as it may deem appropriate, which may include, without limitation, professional experience, diversity of backgrounds, skills and experience at policy‑making levels in business, government, financial, and other areas relevant to our global operations, experience and history with our company, and stock ownership.
We do not have a formal policy with regard to the consideration of diversity in identifying Board nominees, but the Nominating and Corporate Governance Committee strives to nominate individuals with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business.
Process for Identifying, Evaluating and Recommending Candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders if properly submitted to the committee. Stockholders wishing to recommend candidates should do so in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. The committee may also consider candidates proposed by current directors, management, employees and others. All such candidates who, after evaluation, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board will be included in our recommended slate of director nominees in our proxy statement.
Procedures for Stockholders to Nominate Director Candidates at our Annual Meetings. Stockholders of record may also nominate director candidates for our annual meetings of stockholders by following the procedures set forth in our Bylaws. Please refer to the section below titled "Stockholder Proposals for 2019 Annual Meeting" for further information.
Communications with Directors
Stockholders or other interested parties wishing to communicate with the Board of Directors, the non‑management directors as a group, the Lead Independent Director or any other individual director may do so in writing by addressing the correspondence to that individual or group, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. All such communications will be initially received and processed by our Corporate Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to our Audit Committee chair. Other matters will be referred to the Board, the non‑management directors, or individual directors as appropriate.

Additional Corporate Governance Information
We have adopted the following:
-
Code of Conduct. Our code of conduct applies to all of our employees, officers and directors, including our subsidiaries. Any amendments or waivers (including implicit waivers) regarding the Code of Conduct requiring disclosure under applicable SEC rules or NYSE listing standards will be disclosed in the "Corporate Governance" section of our website at nuskinenterprises.com.

-
Corporate Governance Guidelines. Our corporate governance guidelines govern our company and our Board of Directors on matters of corporate governance, including responsibilities, committees of the Board and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, director access to outside financial, business and legal advisors and management development and succession planning.

-
Stock Retention Guidelines. Our stock retention guidelines apply to our directors and executive officers. These guidelines provide that executive officers and directors must retain 50% to 75% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares equal to the ownership levels set forth in the guidelines. The ownership levels are phased in over five years from the date of appointment or election. Unvested equity awards and vested options are not counted in determining whether a director or executive officer holds shares equal to or greater than the designated level. At the end of the five-year phase-in period, the designated ownership levels are set at 100,000 shares for our Chief Executive Officer, 25,000 shares for our other executive officers, and 5,000 shares for directors.

Each of the above is available in the "Corporate Governance" section of our website at nuskinenterprises.com. In addition, stockholders may obtain a print copy of any of the above, free of charge, by making a written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.

DIRECTOR COMPENSATION
Our Board of Directors periodically reviews director compensation. The Nominating and Corporate Governance Committee is responsible for evaluating director compensation from time to time, and when it determines that adjustments are appropriate, it recommends them to the Board of Directors for its consideration. Through and prior to the first half of 2017, the Nominating and Corporate Governance Committee retained the services of Frederic W. Cook & Co. as its independent compensation consultant to assist in the review of our director compensation program, to provide compensation data and alternatives, and to provide advice as requested. In the second half of 2017, the Executive Compensation Committee retained Semler Brossy Consulting Group LLC as its independent compensation consultant to assist with our executive compensation program, and it is anticipated that the Nominating and Corporate Governance Committee will engage this consultant for future director compensation evaluations as well. For additional information regarding our independent compensation consultant, see "Executive Compensation: Compensation Discussion and Analysis—Role of Compensation Consultant."
In 2017, each director who did not receive compensation as an executive officer or employee of our company or our affiliates received an annual retainer fee of $80,000, compared to $50,000 in 2016. These directors also received a fee of $1,500 for each meeting of the Board or any committee meeting thereof attended and an additional fee of $1,000 for each committee meeting attended if such director was the chair of that committee. The Lead Independent Director, the Audit Committee chair and all other committee chairs received additional annual retainer fees of $20,000, $15,000 and $10,000, respectively, for their service in those positions. In addition, we may compensate a director $1,500 per day for corporate events or travel that we require, and we may reimburse directors for certain expenses incurred in attending Board and committee meetings and other corporate events. We also may provide company products to our directors for their use.
In 2017, each non-employee director also received 2,456 restricted stock units. These restricted stock units will vest on April 30, 2018. The grant date fair value of the 2017 equity awards granted to our non-employee directors was approximately 4% higher than the value of the equity awards granted to directors in 2016.
Pursuant to the terms of our Second Amended and Restated 2010 Omnibus Incentive Plan, the cash compensation and the aggregate grant date fair value (computed in accordance with applicable financial accounting rules) of awards under the Plan provided to any non-employee director during any single calendar year cannot exceed $750,000.
Messrs. Lund and Wood are employees of the company and are not paid under the non-employee director compensation program. Mr. Hunt similarly was not paid under the non-employee director compensation program.

Director Compensation Table – 2017
The table below summarizes the compensation earned by or paid to each of our directors in 2017 except Mr. Wood, whose compensation is reported in the executive compensation tables. Mr. Wood serves as a director, but as a company employee he receives no compensation for his services as a director.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Nevin N. Andersen	124,000	139,943	—	263,943
Daniel W. Campbell	152,500	139,943	—	292,443
Andrew D. Lipman	137,500	139,943	10,006	287,449
Neil H. Offen	131,000	139,943	—	270,943
Thomas R. Pisano	154,500	139,943	—	294,443
Zheqing (Simon) Shen	92,000	139,943	—	231,943
Edwina D. Woodbury	147,500	139,943	11,942	299,385
Steven J. Lund	—	—	855,538(3)	855,538

(1)
On May 11, 2017, each of the directors listed above except for Mr. Lund was granted 2,456 restricted stock units. The amounts reported in this column reflect the aggregate grant date fair value of the restricted stock units and do not represent amounts actually received by the director. For this purpose, the value of the restricted stock units is discounted to reflect that no dividends are paid prior to vesting.

The outstanding stock and option awards held at December 31, 2017 by each of the listed individuals are as follows:
Name	Stock Awards	Option Awards
Nevin N. Andersen	2,456	45,100
Daniel W. Campbell	2,456	30,000
Andrew D. Lipman	2,456	50,100
Neil H. Offen	2,456	30,000
Thomas R. Pisano	2,456	30,000
Zheqing (Simon) Shen	2,456	5,000
Edwina D. Woodbury	2,456	10,000
Steven J. Lund	—	37,500

(2)
This column reports our incremental cost for providing the following as to those directors whose total was at least $10,000: spouse travel to a sales force event where the directors' spouses were expected to attend and help entertain and participate in events with our sales force and their spouses, and company products.

(3)
Consists of Mr. Lund's compensation as an employee of the company for 2017, including a salary of $550,000; cash incentive plan bonuses of $199,329; a discretionary holiday bonus of $23,667; and other compensation of $82,542, including $43,583 in spouse travel ($30,653 of which was to a sales force event where his spouse was expected to attend and help entertain and participate in events with our sales force and their spouses), $16,670 in life insurance premiums, $10,800 in 401(k) contributions, company products, security monitoring, AAA membership, and the amount reimbursed by us for the payment of taxes with respect to spouse travel to the sales force event as noted above.

EXECUTIVE COMPENSATION:
 COMPENSATION DISCUSSION AND ANALYSIS
Our Compensation Discussion and Analysis ("CD&A") describes our executive compensation programs and compensation decisions in 2017 for our named executive officers ("NEOs"), who for 2017 were:
Ritch N. Wood	Chief Executive Officer
Ryan S. Napierski	President
Mark H. Lawrence	Executive Vice President and Chief Financial Officer
Joseph Y. Chang	Executive Vice President of Product Development and Chief Scientific Officer
D. Matthew Dorny	Executive Vice President, General Counsel and Secretary
M. Truman Hunt	Former Chief Executive Officer
References to our "Continuing NEOs" in this CD&A refer to all of the above NEOs other than Mr. Hunt, who, as discussed below, stepped down from his position during 2017.
Executive Summary
2017 Compensation Highlights
This CD&A discusses, among other things, the following highlights of our executive compensation in 2017:
-
Decline in CEO Compensation. As a result of our CEO transition and a decrease in equity awards, our CEO target total direct compensation (consisting of salary, holiday bonus, target cash incentive bonus and grant value of equity awards) decreased 60% from 2016 to 2017.

-	Increased Mix of Performance-Based Equity Granted. Our 2017 equity awards granted to Continuing NEOs were 60% performance-based (based on grant date fair value), compared to 36% in 2016.
-
Continued Achievement of Rigorous Performance Goals. Our Continuing NEOs earned performance-based compensation during 2017 based on the achievement of rigorous performance goals. As with 2016, certain performance-based equity awards were earned at near-target levels based on achievement of adjusted EPS goals. Cash incentive awards were earned at approximately 60% of target, compared to 30% in 2016, based on achievement of revenue and adjusted operating income goals.

-
Stockholder Outreach. Our Board of Directors and Executive Compensation Committee (the "Committee") take seriously the outcome of our 2017 say-on-pay vote, which obtained 51% approval. To be responsive to this vote, the Committee undertook, among other things, an extensive stockholder outreach process to solicit feedback on the design of our compensation program. During our stockholder outreach process, we reached out to investors representing approximately 50% of our outstanding shares, generally covering holders of at least 1% of our outstanding shares. We held discussions with investors in the third and fourth quarters of 2017 so that their feedback could be considered when the Committee evaluated changes to the compensation program for 2018. The Committee Chair and our Lead Independent Director led these discussions.

Leadership Changes in 2017
In December 2016, Mr. Hunt announced his intention to step down as the CEO and President of our company to accept a three-year leadership assignment for The Church of Jesus Christ of Latter-day Saints. After his service as CEO ended in March 2017, Mr. Hunt served as Vice Chairman of the Board of Directors until the 2017 Annual Meeting of Stockholders, and he began a three-year leave of absence shortly thereafter. See "Executive Compensation Tables and Accompanying Narrative—Potential Payments Upon Termination or Change in Control" below for additional details on the terms of Mr. Hunt's leave of absence.

In March 2017, the Board of Directors made the following appointments to secure the ongoing leadership of the company:
-	Mr. Wood was appointed Chief Executive Officer (previously Chief Financial Officer);
-	Mr. Napierski was appointed President (previously President of Global Sales and Operations); and
-	Mr. Lawrence was hired as Chief Financial Officer.
The Board of Directors has been pleased with the seamlessness of the leadership transition and with the new management team's energy, strategic direction and performance.
As a result of our CEO transition, our CEO target total direct compensation (consisting of salary, holiday bonus, target cash incentive bonus and grant value of equity awards) decreased 60% from 2016 to 2017, as both cash and equity compensation decreased from 2016 levels. Excluding the impact of the frontloaded portion of Mr. Hunt's equity compensation in 2016 (described below), the decrease was approximately 50% from 2016 to 2017.

2017 Business Performance Highlights
In 2017, we generated year-over-year growth in revenue, customers and sales leaders as we continued executing our growth strategy, which focused on three key elements: engaging platforms, enabling products and empowering programs. We introduced our ageLOC LumiSpa skin treatment and cleansing device during the fourth quarter, which generated approximately $130 million of revenue. We also experienced continued momentum surrounding our social-selling efforts. Some key numbers that highlight our growth and performance in 2017 are as follows:
-	Revenue: $2.28 billion, up 3%
-	Operating Income: $274.5 million, up 19%
-	1-year total stockholder return as of 12/31/2017: 47%, 2nd highest in the peer group
-	3-year annualized total stockholder return as of 12/31/2017: 20%, above the 75th percentile of the peer group
-	Customers: 1,070,000 as of 12/31/2017, up 8%
-	Sales leaders: 81,900 as of 12/31/2017, up 33%
We believe our executive compensation program has been one of the key drivers of our improved performance trajectory following the disruption of our business in Mainland China in 2014.

Our Commitment to Pay for Performance
The primary objectives of our executive compensation program are: (1) to successfully recruit, motivate and retain experienced and talented executives; and (2) to ensure pay for performance through the use of incentives that (a) are tied to corporate and individual performance, (b) align the financial interests of our executives with those of our stockholders and (c) drive superior stockholder value. The program, which is administered by our Executive Compensation Committee, is intended to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and downward when performance is short of expectations.
Our Continuing NEOs' 2017 compensation was divided into variable compensation (cash incentive bonuses and equity awards) and fixed compensation (salary, annual holiday bonus and all other compensation) as follows:
The following table describes the metrics upon which NEOs earn the performance-based components of variable compensation. In addition to these components, 28% of Mr. Wood's 2017 compensation consisted of time-based equity awards, for which payout is based on our stock price.

Cash Incentive Bonuses 12% of Mr. Wood's 2017 Compensation		Performance-Based Equity 37% of Mr. Wood's 2017 Compensation
Quarterly and Annual Incentive		Long-Term Incentive
Metric: Revenue	Metric: Adjusted operating income	Metric: Adjusted EPS
50% weighting	50% weighting	100% weighting
Incentivizes business growth	Incentivizes profitability and control of expenses	Aligns management with stockholders' interests Provides a balance to the top-line and operating-income metrics in the cash incentive bonus program
Both metrics are equally weighted. They are calculated on a constant-currency basis from the prior-year period and are adjusted to eliminate extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2017 and other unusual impacts at the Committee's discretion.

Adjusted EPS is adjusted to eliminate extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2017 and other unusual accounting impacts unrelated to recurring operations or outside of management's control.

Consistent with our commitment to pay for performance and our financial results, the following performance-contingent compensation was earned in 2017 based on the achievement of rigorous performance goals:
Performance-Based Award	Percent of Target Earned
2017 Cash Incentive Bonus(1)	60%
2015 Equity Awards – Tranche 3(2)	0%
2016 Equity Awards – Tranche 2(2)	98%
2017 Equity Awards – Tranche 1(2)	93%

(1)	Contingent on 2017 quarterly and full-year revenue and adjusted operating income.
(2)	Represents the tranches of the respective three-year awards that were contingent on 2017 adjusted EPS, as determined at the time of grant.
Overview of 2016–2018 Compensation Program
In 2016, the Committee devised a three-year executive compensation program that frontloaded a portion of 2017 and 2018 equity compensation into 2016 compensation to motivate the acceleration of our turnaround efforts following the 2014 disruption of our business in Mainland China. The frontloaded 2016 awards are not intended to be viewed through the lens of a single year but, rather, in the context of a three-year program. A summary of our 2016–2018 compensation program as it was originally designed is as follows:
Objectives
- Provide an incentive for continued improvement of financial results
- Retain and motivate executives at a time when metrics-based compensation had not been earned for two years and outstanding stock options were severely underwater

Award Size
- In aggregate, the annual grant levels in 2017 and 2018 approximate the peer group median
- Frontloaded grant in 2016 moves three-year positioning to approximately the 75th percentile of peer group if aggressive, pre-established performance goals are achieved

Award Mix
- Awards delivered in a mix of time- and performance-based equity
- 2016 awards approximately 65% time-based and 35% performance-based
- 2017 and 2018 awards were originally intended to be approximately 60% performance-based such that over the three-year period, the aggregate mix of awards is 50% performance-based

Performance Goals
- Measures adjusted EPS over three years
- Goals for all three one-year periods established up-front, at the time of grant
- Awards granted in 2016, 2017 and 2018: Minimum goal for each year 1 requires growth over prior year's actual results;
     minimum goals for years 2 and 3 require performance at least as high as year 1 and 2 targets, respectively

In practice, we generally adhered to the 2016–2018 compensation program, except that (1) 2017 awards granted to Messrs. Wood and Lawrence were less than 60% performance-based due to their awards related to their promotion or hire; and (2) in response to stockholder feedback, 2018 equity awards were 81% performance-based. With this increase in performance-based equity in 2018, the three-year average of all of the Continuing NEOs exceeded the original target of 50% performance-based and was close to the intended go-forward equity weighting of 60% performance-based equity and 40% time-based equity. See "Key Changes to the Compensation Program Agreed To In 2018" for more detail.

2017 Say-on-Pay Vote and Subsequent Stockholder Outreach
At our 2017 annual meeting of stockholders, approximately 51% of the votes cast were in favor of our executive compensation program, compared to 99% in the previous year. The Board of Directors and the Committee take seriously the outcome of our 2017 say-on-pay vote and, in response to the vote outcome, initiated an extensive process to (1) solicit feedback from stockholders on the design of our compensation program; (2) evaluate design changes that would strengthen the program's pay-for-performance orientation; and (3) improve the quality and clarity of our public disclosures on the program. The Committee also engaged a new compensation consultant to assist and advise the Committee with respect to our executive compensation program.
Stockholder Outreach. During our 2017 stockholder outreach process, we reached out to investors representing approximately 50% of our outstanding shares, generally covering holders of at least 1% of our outstanding shares. We held discussions with investors in the third and fourth quarters of 2017 so that their feedback could be considered when the Committee evaluated changes to the compensation program for 2018. The Committee Chair and our Lead Independent Director led these discussions, and the Committee's newly engaged compensation consultant, as well as select members of management's human resources, legal, and investor relations functions (but no NEOs), participated as well. Key objectives for these outreach conversations were to:
-	Better understand stockholders' perspectives on executive compensation so that the Committee can take those philosophies into account as it evaluates possible program changes;
-	Answer any questions that stockholders may have with respect to our existing programs and practices or past decisions; and
-	Establish a platform for ongoing dialogue with our stockholders that transcends issues specific to a particular say-on-pay vote outcome.
The Committee found the outreach with stockholders to be informative, and the Committee intends to continue this practice going forward.
Stockholder Feedback. The feedback received from our stockholders was generally bucketed into one or more of the following themes:
-	Stockholders were appreciative of the outreach effort;
-	Stockholders urged the Company to provide clearer disclosure regarding the overall compensation program and its elements, including performance metrics;
-	Stockholders understood the mechanics of the 2016–2018 compensation program, but found the frontloading feature somewhat problematic;
-	Stockholders suggested that the Company provide an increased proportion of performance-based equity awards, particularly in view of the frontloaded awards in 2016 being time-based options;
-
Stockholders suggested that longer-term measurement periods be used for performance-based equity compensation (i.e., a single three-year performance period for adjusted EPS rather than three one-year periods); and

-	Stockholders urged the company to consider whether alternate metrics, such as operational metrics or metrics relative to peers, would be appropriate.
The Committee considered this feedback as it evaluated changes to the compensation program for 2018. The company also substantially revised the disclosure in this CD&A, as compared to prior years' CD&As, in response to stockholder feedback.

Key Changes to the Compensation Program Agreed To In 2018
The following table identifies the changes the Committee agreed to make in 2018 and the primary reasons for each. One of the changes is directly responsive to feedback we received from our stockholders.
In addition to the changes outlined below, the Committee engaged Semler Brossy Consulting Group LLC as its new independent compensation consultant in the second half of 2017. Semler Brossy worked with the Committee to assist in the review of the executive compensation program and participated in stockholder outreach discussions.
Cash Incentive Bonus Program
Determined to eliminate quarterly cash incentive bonuses in 2019	Reasons for Change
- Cash incentive bonuses for our NEOs will be paid only on achievement of annual performance goals - Target bonus amounts were previously divided equally between quarterly and annual goals
- Encourage focus on longer-term success of business
- More consistent with peer group practices
- Change to be introduced in 2019 given that 2018 was already in progress and to allow executives to plan accordingly

Equity Awards
Increased mix of performance-based awards	Reasons for Change
- 2017 awards were 60% performance-based (based on grant value) in support of the 2016–2018 compensation program, which aimed to deliver an average of 50%
     performance-based awards
- 2018 awards are approximately 80% performance-based and 20% time-based
- The Committee determined, starting in 2019, to use an equity mix of approximately 60% performance-based awards; the increase in performance weighting for the 2018 awards moves the three-year average of the 2016–2018 program closer to this mix
- Further align executive and stockholder interests - Consistent with pay-for-performance philosophy - Responsive to stockholder feedback
2018 Peer Group
Eliminated four companies above the peer-median revenue, reducing median revenue and market capitalization of the peer group	Reasons for Change

- Eliminated Coty, Ulta Beauty, Spectrum Brands and Darling Ingredients –
     all above peer median for revenue
- Eliminated Tempur Sealy – product and business focus not sufficiently similar to our company
- Improves scale of companies relative to Nu Skin - Proactive change to better align compensation data with our company's size

Other
Adopted Executive Severance Policy	Reasons for Change
- Provides payment to executives upon termination if in connection with change in control, without cause, or by executive with good reason
- No payment if terminated for cause or if executive voluntarily resigns or retires

- NEOs did not have employment agreements, other than Mr. Chang, creating unpredictability for our company and NEOs
- Provides predictability of payments without burden of individual negotiation for each executive
- Severance provisions for NEOs are competitive with peer companies

Continuing Adherence to Compensation Governance Best Practices
The compensation changes made for 2018 in response to the 2017 say-on-pay vote are also supported by a framework of strong corporate governance related to compensation. This ongoing framework incorporates a number of continuing practices that have been in place for several years and has evolved with best practices over time.
What We Do	What We Don't Do
✓ Link pay outcomes directly to company and share price performance in support of a pay for performance philosophy
✓ Utilize multiple, complementary incentive measures in the annual and long-term incentive plans that align with key drivers of stockholder value creation
✓ Utilize double-trigger change in control benefits
✓ Employ a comprehensive clawback policy
✓ Require robust stock retention for directors and executives
✓ Assess compensation risk annually
✓ Engage an independent compensation consultant

✗ No evergreen employment agreements
✗ No hedging or pledging of Nu Skin shares
✗ No excessive perquisites
✗ No excise tax gross-ups for NEOs
✗ No payment of current dividends on unvested equity
✗ No repricing of stock options without stockholder approval

Compensation Overview
Objectives
The primary objectives of our compensation program are to:
-	Successfully recruit, motivate and retain experienced and talented executives;
-	Provide competitive compensation arrangements that are tied to corporate and individual performance in the short- and long-term;
-	Align the financial interests of our executives with those of our stockholders; and
-	Drive superior stockholder value over the long-term.

The Committee, in consultation with management and the Committee's independent advisors, oversees the executive compensation and benefits program for the company's NEOs. The compensation program is comprised of a combination of base salary, an annual cash incentive, and equity incentives, each intended to support the above-noted objectives.
Component of Compensation Program	Objective
Base Salary (Fixed Pay)	Pay for role Aids in recruitment and retention

Cash Incentive Plan (Short-Term Incentive)	Pay for performance Aligns with quarterly and annual operating achievement Aids in recruitment and retention

Equity Incentive Plan (Long-Term Incentive)	Pay for performance Aligns with stock price performance and multi-year operating achievement Aids in recruitment and retention

We also provide retirement benefits in the form of a 401(k) plan and a deferred compensation plan, as well as limited perquisites and other personal benefits to executives that represent a very small portion of their overall compensation.
2016–2018 Compensation Program
In 2016, the Committee devised a three-year executive compensation program that frontloaded a portion of 2017 and 2018 equity compensation into 2016 compensation to motivate the acceleration of our turnaround efforts following the 2014 disruption of our business in Mainland China and the attendant decline of top-line, bottom-line and share price performance.
The Committee's decision to establish the 2016-2018 compensation program was in direct response to a perceived need to motivate and retain the executive team following the 2014 disruption of our business in Mainland China and with consideration of the following facts:
-
We had not paid cash incentive bonuses in 2014 or 2015 based on performance in those years, which was below the pre-determined minimum performance levels due in part to the regulatory issues in Mainland China. (Mr. Napierski earned cash incentive bonuses related to the performance of the region he oversaw prior to becoming an executive officer during 2015.)

-
None of the performance-based equity awards that had been granted in 2013, 2014 or 2015 had vested based on 2014 or 2015 performance, which was below the pre-determined minimum performance levels due in part to the regulatory issues in Mainland China.

-	Executives had not received increases to base salary since 2014.
-	The President of Global Sales and Operations had resigned in the second half of 2015 to join another direct-selling company.
Both the frontloading of compensation in 2016 and the mix of compensation for 2016, 2017 and 2018 equity incentives were intended to:
-	Increase the retention hook on executives in the near-term by frontloading compensation and providing a greater-than-normal mix of time-based awards with the 2016 grant; and
-	Ensure that the subsequent awards would have both a greater-than-normal mix of performance-based awards that would reinforce the pay-for-performance orientation of our program.

In this regard, the frontloaded 2016 awards are not intended to be viewed through the lens of a single year but, rather, in the context of a three-year program. At the time the 2016-2018 compensation program was established, it was the Committee's intent that (1) grant date fair value of equity awards granted in 2016, 2017 and 2018 approximate, on average, the 75th percentile, and (2) the average mix of explicitly performance-based equity (i.e., equity tied to specific metrics and goals—in this case adjusted EPS) be approximately 50% of total equity awards.
The following charts illustrate the design of the equity component for each year in our 2016–2018 executive compensation program, as originally intended at the time the Committee adopted this program.

Illustration of Three-Year Program As Originally Designed
Total Equity Value
75P
50P
2016
2017
2018
3-Year Avg.
36%
64%
38%
62%
38%
62%
50%
50%

Some additional considerations regarding the three-year program are:
-
At the time the frontloaded grants were made in 2016, Messrs. Wood and Napierski were operating in more junior roles, and Mr. Lawrence had not yet joined the company. As such, the current competitive positioning for these three NEOs' equity compensation is generally well below the original 75th-percentile target for their positions.

-
Even though the 2016 grants included a higher-than-typical percentage of time-based equity incentives, all such grants were made in the form of stock options, which only have value when value is created for stockholders.

-
All of the performance-based equity awards granted in both 2016 and 2017 contain rigorous adjusted EPS targets that require continuous improvement for even a minimum level of incentive to be earned. See "Performance-Based Equity Awards—Goals and Vesting" below for additional details on the minimum, target and maximum goals established for 2016 and 2017.

Our executive compensation decisions for 2017 adhered to the principles of our 2016–2018 compensation program outlined above.
-
The equity awards granted to the Continuing NEOs in March 2017 were delivered with a majority weighting of performance-based awards: approximately 70% for Messrs. Chang and Dorny, 64% for Mr. Napierski and 57% for Mr. Wood. (Note that the percentages for Messrs. Wood and Napierski are lower than for the other Continuing NEOs because of the split between time- and performance-based awards that were made specifically in connection with their March 2017 promotions. In addition, the 2017 CFO grant was an initial award to Mr. Lawrence, who was not yet with Nu Skin for the 2016 frontloaded awards.)

-	As contemplated in 2016, the grant value of the 2017 awards approximates the median in our peer group for most executive officers.
Following the stockholder feedback in 2017, the Committee increased the performance-based equity weighting to approximately 80% for 2018 to bring the three-year average closer to 60% performance-based and 40% time-based for the Continuing NEOs. In addition, as contemplated in the three-year program, the grant value of 2018 equity awards approximates the median in our peer group.
	2016		2017		2018
	Total Equity Awards ($)	Percentage Perf.-Based	Total Equity Awards ($)	Percentage Perf.-Based	Total Equity Awards ($)	Percentage Perf.-Based
Chief Executive Officer	8,411,816	35%	2,767,575	57%	3,158,618	81%
Chief Financial Officer	2,242,650	32%	935,731	44%	888,348	81%
Ryan S. Napierski	2,240,490	42%	1,363,339	64%	1,431,271	81%
Joseph Y. Chang	1,570,223	35%	715,071	70%	700,800	81%
D. Matthew Dorny	1,570,223	35%	715,071	70%	700,800	81%
Total	16,035,402	36%	6,496,786	60%	6,879,838	81%

Components of Compensation for 2017
For 2017, our Continuing NEOs' compensation consisted of the following components:

Base Salary
Base salaries are provided to reflect each individual's responsibilities, function, performance and competencies. In establishing and approving base salaries, the Committee considers various factors including:
-	Current market practices and salary levels;
-	Each executive officer's responsibilities, experience in their position and capabilities;
-	Individual performance and company performance;
-	The relative role and contribution of each executive officer in the company;
-	Competitive offers made to executive officers and the level of salary that may be required to recruit or retain executive officers;
-	The recommendations of the chief executive officer; and
-	Prior-year financial performance and current-year performance projections.
Base salaries for executive officers are typically reviewed annually, in the first quarter of each year. The Committee does not assign specific weights to the factors identified above but endeavors to establish base salaries that are competitive to attract and retain qualified and effective executive officers.
In the first quarter of 2017, the Committee determined Mr. Wood's base salary in connection with his promotion from CFO to CEO. The Committee also determined Mr. Napierski's base salary in connection with his promotion from President of Global Sales and Operations to President and Mr. Lawrence's in connection with his hiring. The Committee reviewed the base salaries of Messrs. Chang and Dorny in connection with the established annual review process. The Continuing NEOs' salaries, together with the prior salaries that were reviewed in the first quarter of 2017, are as follows:
Named Executive Officer	Prior Salary ($)	Adjusted Salary ($)	Increase ($)	Increase (%)
Ritch N. Wood	570,000(1)	900,000	330,000	58%
Mark H. Lawrence	n/a	425,000	n/a	n/a
Ryan S. Napierski	500,000(1)	600,000	100,000	20%
Joseph Y. Chang	595,000	600,000	5,000	1%
D. Matthew Dorny	440,000	462,000	22,000	5%

(1)	Messrs. Wood's and Napierski's prior salaries reflect their pay prior to their promotions.
In addition, each year, we have historically paid all corporate employees, including our Continuing NEOs, a holiday bonus in an amount equal to approximately two weeks of salary.
Cash Incentive Bonus
Consistent with our objective to tie a significant portion of the executive officers' compensation to our financial performance, in 2017 we awarded performance-based cash incentive bonuses under our Second Amended and Restated 2010 Omnibus Incentive Plan. We believe these bonuses motivate executive officers and reward them for achieving short-term operating performance levels.
To motivate continued improvement of our business performance, our 2017 goals were challenging. Growth over 2016 actual results was required for any cash incentive bonus to be earned for 2017 annual performance. The growth rates associated with our revenue and adjusted operating income targets approached 75th-percentile growth in relation to our peers.

Based on our performance during 2017, the bonus earned in our executive cash incentive program was approximately 60% of the aggregate target bonus for all incentive periods in the year.
Metrics. Cash incentive bonuses are earned based on achievement of goals related to revenue and adjusted operating income. These two metrics are equally weighted because management is responsible for both growing the business and increasing profitability, including by controlling expenses.
Metric	Weighting	Purpose	How Calculated
Revenue	50%	Incentivizes business growth
Both metrics are calculated on a constant-currency basis from the prior-year period and are adjusted to eliminate extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2017 and other unusual impacts at the Committee's discretion.

Adjusted operating income	50%	Incentivizes profitability and control of expenses
Allocation Among Quarterly and Annual Bonus Periods. Our executive cash incentive program allocates 50% of the cash incentive bonus to annual performance levels and 50% to quarterly performance levels. Of the 50% attributable to quarterly performance, 12.5% is allocated to each quarter. A portion of the cash incentive bonus is tied to quarterly performance levels to create alignment with leaders in key markets where quarterly performance is a key driver of overall company performance, while the annual portion recognizes that strong annual results are a critical benchmark for stockholders.
Cash Incentive Bonus Breakdown
Compensation Element	Q1	Q2	Q3	Q4	Annual	Total
Revenue	6.25%	6.25%	6.25%	6.25%	25.0%	50.0%
Adjusted Operating Income	6.25%	6.25%	6.25%	6.25%	25.0%	50.0%
Total	12.5%	12.5%	12.5%	12.5%	50.0%	100.0%

The Committee intends, beginning in 2019, to eliminate quarterly bonuses from the executive cash incentive bonus program. As a result, cash incentive bonuses will be paid only on achievement of annual performance goals. This change will encourage a greater focus on the longer-term success of the business and will make the company's bonus program more consistent with peer group practices.
Target Bonus. Cash incentive bonuses are computed based on the degree to which pre-determined goal performance levels are met or exceeded. If goal performance levels are met for a particular incentive period, a participant will earn a bonus equal to a pre-established percentage of salary, the "target bonus." We set the target bonus as a percentage of base salary based on an executive officer's position and responsibility and on market practices. The following table provides the target bonus percentage (as a percentage of salary) for each of our Continuing NEOs.
Named Executive Officer	2017 Target Bonus %
Ritch N. Wood	100%
Mark H. Lawrence	75%
Ryan S. Napierski	90%
Joseph Y. Chang	75%
D. Matthew Dorny	75%

Messrs. Wood's and Napierski's target bonus percentages were increased following their promotions, and Mr. Lawrence's percentage was established at the time of his hiring. Messrs. Chang's and Dorny's percentages remained unchanged from 2016.

Calculation of Bonus: Achievement of Performance Goals and Adjustment for Individual Performance. The precise percentage of target bonus that a participant will earn is based on the degree to which pre-determined performance levels are met or exceeded.
-	If actual results for a particular incentive period equal:
o	Goal performance levels – The bonus amount will be the participant's target bonus amount for the incentive period.
o	Minimum performance levels – The bonus amount will be 50% of the participant's target bonus amount for the incentive period.
o	Stretch performance levels – The bonus amount will be 200% of the participant's target bonus amount for the incentive period.
-	Payouts are interpolated linearly if actual results fall between the minimum and goal measurement points or between the goal and stretch measurement points.
-	If minimum adjusted operating income performance level is not met, as was the case in the first and third quarters of 2017, no bonus is paid regardless of the revenue performance for that period.
-	If minimum adjusted operating income performance level is met but minimum revenue performance level is not, 25% of the target bonus for the incentive period is earned.
-
For actual revenue or adjusted operating income above the stretch performance levels in a given incentive period, the bonus increases linearly above 200% of the target bonus, 1% for every 1% that actual performance exceeds the stretch performance level, until reaching 250% of the target bonus percentage.

-
However, although an earned bonus in a particular incentive period may separately exceed 200% of the associated target bonus, the aggregate quarterly and annual bonuses may not exceed 200% of the aggregate annual target bonus.

The Committee may reduce an executive's bonus by up to 20% if an executive does not achieve individual performance goals designed to support strategic business imperatives. The Committee may also reduce an executive's cash incentive bonus if the executive fails to achieve certain compliance-related objectives.
Establishment of Performance Goals. The 2017 performance targets were set at levels that benchmarked nearly 75th-percentile revenue and adjusted operating income growth rates relative to our peer group at the time the goals were established. In establishing the performance levels, the Committee considered various factors, including our recent performance and current business plans, desired core growth rates, general business and economic conditions and business risks. The Committee also considered our company's strategic objectives, including growth in Mainland China and success in beginning the launch process of our ageLOC LumiSpa skin treatment and cleansing device.
It is also important to note that the Committee considers the revenue and adjusted operating income performance levels within the context of desired core growth rates from the prior year's results in establishing the appropriate performance levels:
-	The goal revenue performance level for the annual period in 2017 represented 5.8% constant-currency growth over 2016 results;
-	The goal adjusted operating income performance level represented 7.3% growth over 2016 results; and
-
Stretch performance levels are set at a level that the Committee considers to be extraordinary performance; the growth percentages associated with the stretch performance levels for revenue and adjusted operating income were 11.0% and 15.0% over 2016 results, respectively.

Our actual growth percentages over 2016 results were 3.3% for revenue and 2.5% for adjusted operating income, respectively.
2017 Goals, Performance and Payout. The table below sets forth the revenue and adjusted operating income performance levels for the incentive periods in 2017, the actual performance, the percentage of the goal performance levels achieved, and the percentage of the target bonus that was paid. We have included the growth over the prior-year period to help provide a clearer understanding of the performance levels under the incentive plan.
(dollar amounts in thousands)	Incentive Period
	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Annual
Revenue (50% weight)
Goal performance level(1)	$510,000	$580,000	$610,000	$635,000	$2,335,000
Constant-currency growth over prior-year results	8.1%	(3.1)%	1.0%	19.6%	5.8%
Actual performance	$502,754	$559,724	$568,866	$649,580	$2,280,924
Constant-currency growth over prior-year results	6.6%	(6.8)%	(5.8)%	22.3%	3.3%
Percentage of goal performance level achieved	98.6%	96.5%	93.2%	102.3%	97.7%

Adjusted Operating Income (50% weight)
Goal performance level(2)	$58,873	$70,992	$76,246	$80,000	$286,111
Growth over prior-year results	48.9%	(11.0)%	(7.4)%	23.1%	7.3%
Actual performance	$46,991	$67,663	$66,054	$92,749	$273,456
Growth over prior-year results	118.8%	(15.2)%	(19.8)%	42.7%	2.5%
Percentage of goal performance level achieved	79.8%	95.3%	86.6%	115.9%	95.6%

Percentage of Target Bonus Paid
Revenue	0.0%	59.4%	0.0%	148.6%	70.0%
Adjusted Operating Income	0.0%	62.1%	0.0%	207.3%	52.3%
Total	0.0%	60.8%	0.0%	177.9%	61.1%

(1)
Minimum revenue performance levels for the four quarterly and annual periods were $495,000; $555,000; $585,000; $610,000 and $2,245,000, respectively. Stretch revenue performance levels were $535,000; $610,000; $640,000; $665,000 and $2,450,000, respectively.

(2)
Minimum adjusted operating income performance levels for the four quarterly and annual periods were $56,627; $66,600; $72,621; $77,000 and $272,848, respectively. Stretch adjusted operating income performance levels were $62,255; $75,640; $82,368; $86,450 and $306,713, respectively.

For 2017, the aggregate bonus earned was 60.4% of the aggregate target bonus for all incentive periods in the year. Although bonuses were earned in the second and fourth quarters and the annual incentive period, actual performance for the first and third quarters and for the year fell below our pre-established minimum performance levels. The company did not provide any discretionary bonuses to the Continuing NEOs (other than the holiday bonus, which was provided to all corporate employees and was considered in setting their base salary) despite the level of bonus funding that resulted from performance below our goals.
As illustrated in the above table, the percentage of target bonus paid does not rise or fall 1% for every 1% increase or decrease in the percentage of goal performance level achieved. For example, for the annual period, we achieved 97.7% of our goal revenue level but paid only 70.0% of the portion of target bonus that was based on revenue. Similarly, if our actual performance had exceeded goal level, such as at 101% of goal revenue level, we would have paid more than 101% of the portion of target bonus that was based on revenue. The following table sets forth the correlation between minimum, goal and stretch performance levels for the 2017 annual period, measured as a percentage of goal performance levels, together with the percentage of target bonus that could be earned at such levels.

				% Change in Target Bonus Paid For Each 1% Change in Perf. Level Achieved
	Min.	Goal	Stretch	Between Minimum and Goal Performance	Between Goal and Stretch Performance
Revenue				12.8%	20.4%
Percentage of goal performance level	96.1%	100.0%	104.9%
Percentage of target bonus paid	50.0%	100.0%	200.0%
Adjusted Operating Income				10.9%	13.9%
Percentage of goal performance level	95.4%	100.0%	107.2%
Percentage of target bonus paid	50.0%	100.0%	200.0%

Calibration of Equity Awards
Aligning the interests of our executive officers with those of our stockholders is an important objective of our compensation program. In order to accomplish this objective, we tie a significant portion of the total compensation of executive officers to our long-term stock performance through the grant of equity awards and our stock retention guidelines that require our executive officers to retain a specified amount of their equity. We also believe that equity compensation helps motivate executive officers to drive earnings growth because they will be rewarded with increased equity value, and assists in the retention of executive officers who may have significant value tied up in unvested equity awards.
We periodically review and adjust the level of our equity awards. We do not use a fixed formula or criteria in determining whether to adjust the level of equity awards, but subjectively evaluate a variety of factors consisting of:
-	Practices of peer companies;
-	Degree of responsibility for overall corporate performance;
-	Overall compensation levels;
-	Changes in position and/or responsibilities;
-	Individual performance;
-	Company performance;
-	Total stockholder return;
-	Degree of performance risk in the equity grant program;
-	Potential dilution of our overall equity grants;

-	Accumulated realized and unrealized value of past equity awards;
-	Associated expenses of equity awards;
-	The recommendations of the chief executive officer; and
-	Data and context provided by our compensation consultant.
Historically, we have referenced peer company compensation data for context on pay levels and performance requirements compared to our peers. We generally have not given significant consideration to the value of existing equity award holdings because we want to ensure that our equity compensation is competitive for the position on an annualized basis and we want to provide an incentive from the date of grant. However, we periodically review and consider the in-the-money value of existing award holdings (inclusive of stock sales proceeds over the previous three years) of our executive officers in connection with our review of equity compensation practices to determine if wealth creation is aligning with performance and the amount of unvested equity in place for retention.
Use of Performance-Based Equity Awards
Although we consider time-based stock options to be performance-based because the stock price must increase after the grant for value to be realized, we believe that the performance nature of our equity grants is further enhanced by making a meaningful portion of equity grants in the form of performance-contingent stock options that are earned for achieving multi-year performance goals. To align management with our stockholders' interests, the performance goals are tied to adjusted EPS, measured as diluted EPS excluding extraneous items such as the impact of accounting changes, losses or gains on settlements of litigation that began prior to 2017 and other unusual accounting impacts unrelated to recurring operations or outside of management's control. The adjusted EPS metric also provides a balance to the top-line and operating-income metrics in the cash incentive bonus program.
As reflected in the following two tables, the equity awards granted to the Continuing NEOs in March 2017 were delivered with a majority weighting of performance-based awards, and the three-year average for 2016–2018 exceeded the original target of 50% performance-based, based on grant date fair value. (Note that the percentages for Messrs. Wood and Napierski are lower than for the other Continuing NEOs because of the split between time- and performance-based awards that was made specifically in connection with their March 2017 promotions. In addition, Mr. Lawrence's grant was his initial award upon hire; he was not yet with Nu Skin for the 2016 frontloaded awards.)
			Percentage Perf.-Based
Named Executive Officer	Perf.-Based Stock Options (1)	Time-Based RSUs	Number of Awards	Grant Date Fair Value
Ritch N. Wood	84,500	25,200	77%	57%
Mark H. Lawrence	20,900	10,200	67%	44%
Ryan S. Napierski	46,700	10,400	82%	64%
Joseph Y. Chang	26,900	4,500	86%	70%
D. Matthew Dorny	26,900	4,500	86%	70%
	205,900	54,800	79%	60%

(1)
Reflects the number of shares of stock that would have become eligible for vesting or exercisable if performance had been achieved at the goal performance level, the same number used for calculating grant date fair value for purposes of the Summary Compensation Table.

Percentage of Annual Equity Awards That Were Performance-Based
Named Executive Officer	Granted in 2016	Granted in 2017	Granted in 2018	3-Year Average
Ritch N. Wood	32%	57%	81%	59%
Mark H. Lawrence	n/a	44%	81%	62%
Ryan S. Napierski	42%	64%	81%	59%
Joseph Y. Chang	35%	70%	81%	54%
D. Matthew Dorny	35%	70%	81%	54%
	36%	60%	81%	58%

The terms of the performance-based equity awards that were granted in 2016, 2017 and 2018 give NEOs the opportunity to earn up to 150% of their target award if performance meets certain pre-defined, "stretch" levels. Consistent with our historical practice, NEOs earn 100% of their target award if performance is at goal level, and they earn 50% of their target award if performance is at the minimum level. In addition, the 2016 and 2017 performance-based equity awards are divided into three equal tranches. The three tranches are contingent on performance over the year of the grant and the two following years, respectively. Although the grants measure three one-year periods, the goals for all three years are established up front at the time of grant to ensure a longer-term orientation without the "reset" of goals each year.
Performance-Based Equity Awards – Goals and Vesting
Our performance-based equity awards granted in the past several years have required continuous improvement in adjusted EPS results. They have been structured with three tranches, with vesting contingent on the achievement of adjusted EPS goals in the year of grant and in each of the two following years. The goals for all three of these one-year periods are set at the time of grant.
Awards Under 2016–2018 Compensation Program. As illustrated in the table below, for performance-based equity awards granted in both 2016 and 2017, the minimum goals for the year of grant required growth over the previous year's actual adjusted EPS, and the minimum goals for the two subsequent years require growth over the respective prior years' target adjusted EPS. Awards granted in 2018 followed a similar approach; vesting of the minimum amount of awards in 2018 will require improvement over 2017 actual performance, and vesting of the minimum amount of awards in 2019 and 2020 will require adjusted EPS at 2018 and 2019 levels or higher.
	Minimum Goal ($)	Target Goal ($)	Maximum Goal ($)	Actual ($)	% Vested

2016 Award

➢ Prior Year's Adjusted EPS: 2.25(1)

2016 Adjusted EPS Tranche	2.79	3.00	3.30	3.01(2)	102%
2017 Adjusted EPS Tranche	3.01	3.24	3.56	3.23(3)	98%
2018 Adjusted EPS Tranche	3.25	3.50	3.85	n/a	n/a

2017 Award

➢ Prior Year's Adjusted EPS: 3.01(2)

2017 Adjusted EPS Tranche	3.05	3.26	3.50	3.23(3)	93%
2018 Adjusted EPS Tranche	3.30	3.52	3.85	n/a	n/a
2019 Adjusted EPS Tranche	3.56	3.80	4.15	n/a	n/a

(1)	No adjustments were made to our 2015 reported EPS of $2.25.
(2)
As compared to our 2016 reported EPS of $2.55, our adjusted EPS reflects adjustments of $0.36 from our Japan customs expense in the first quarter of 2016 and $0.10 from a tax charge related to the enactment of a new U.S. tax regulation in December 2016.

(3)	As compared to our 2017 reported EPS of $2.36, our adjusted EPS reflects an adjustment of $0.87 to reflect the net impact of the recent tax reform legislation in the United States.

Awards Prior To 2016–2018 Compensation Program. Similar to the awards under our 2016–2018 compensation program, the goals for the awards prior to this program were structured to require continuous improvement in adjusted EPS, with the minimum for year 1 exceeding the prior year's actual result and the minimums for years 2 and 3 requiring improvement over each prior year's target level.
The following table summarizes the performance-based equity awards that our Continuing NEOs forfeited as a result of 2017 performance. To date, two of the four tranches of the special award granted in July 2013, and all three of the tranches of the performance-based equity award granted in 2015, have forfeited. None of our ongoing goals have been or will be reset, which means that the July 2013 special award remains difficult to earn. We view the goals as pay-for-performance and do not view resetting goals as consistent with such a philosophy.
	Minimum Goal ($)	Target Goal ($)	Maximum Goal ($)	Actual ($)	% Vested

2013 Special Award (vests based on rolling four-quarter adjusted EPS goals)

➢ Prior Year's Adjusted EPS: 3.50(1)

Adjusted EPS Tranche 1	6.00	n/a	n/a	n/a	n/a
Adjusted EPS Tranche 2	8.00	n/a	n/a	n/a	n/a
Adjusted EPS Tranche 3	10.00	n/a	n/a	n/a	Forfeited after 2017
Adjusted EPS Tranche 4	12.00	n/a	n/a	n/a	Forfeited after 2016

2015 Award

➢ Prior Year's Adjusted EPS: 3.11(2)

2015 Adjusted EPS Tranche	3.90	4.05	4.28	2.25(3)	Forfeited
2016 Adjusted EPS Tranche	4.15	4.30	4.46	3.01(3)	Forfeited
2017 Adjusted EPS Tranche	4.50	4.65	4.83	3.23(3)	Forfeited

(1)	As compared to our 2012 reported EPS of $3.52, our adjusted EPS reflects an adjustment of $0.02.
(2)	No adjustments were made to our 2014 reported EPS of $3.11.
(3)	See footnotes to previous table for information about adjustments to 2015, 2016 and 2017 reported EPS.
Former CEO's 2017 Compensation
Because Mr. Hunt had already announced his intention to step down as the CEO and President of our company at the time the Committee made decisions regarding 2017 executive compensation, the Committee's primary compensation decisions regarding Mr. Hunt's 2017 compensation were the terms of a leave of absence agreement (the "Agreement") with Mr. Hunt.
Following is a description of Mr. Hunt's 2017 compensation and the main provisions of the Agreement:
-	Mr. Hunt did not receive a salary increase or any new equity grants during 2017.
-	Mr. Hunt's leave of absence began on July 1, 2017 and will terminate on September 30, 2020 unless terminated earlier by either party.
-	The Agreement provides for certain compensation for the first half of 2017 because Mr. Hunt actively provided service to our company during that time.
o	Mr. Hunt participated in the company's executive cash incentive bonus program for the first half of 2017.
o
Mr. Hunt's performance-based stock options granted in 2016 and contingent on 2017 adjusted EPS performance remained eligible for vesting, with any vested amount reduced by 50% to reflect that Mr. Hunt only provided active service for half of the 2017 performance period

-
All other unvested and vested equity awards were treated under the original terms of the award agreements: unvested awards terminated upon termination of continuous service, and vested awards remained outstanding for the time periods prescribed in the award agreements.

For additional information about Mr. Hunt's Agreement, see "Executive Compensation Tables and Accompanying Narrative—Potential Payments Upon Termination or Change in Control."

North Asia Region Special Incentive Award
In 2014, we granted a special incentive award to Mr. Napierski related to the future long-term performance of our North Asia region (consisting of South Korea and Japan), where Mr. Napierski was serving as President at the time of the award. The award consisted of up to $500,000 in performance cash and up to 30,000 performance-based stock options, with vesting contingent on achievement of the following objectives during the three-year period ending December 31, 2017:
-	Continuously maintaining the title of President of our North Asia region or a position overseeing that position;
-	A viable successor replacing or being prepared to replace Mr. Napierski; and
-	Goals for North Asia profitability and for the compound annual growth rate of North Asia revenue.
Because the minimum goals related to profitability and compound annual growth rate were not achieved, this award terminated after December 31, 2017. For more information about this award, see footnote 3 to the Outstanding Equity Awards at Fiscal Year-End – 2017 table.
Retirement and Other Post-Termination Benefits
Our executive officers do not participate in any pension or defined benefit plan. We believe it is important for retention purposes to provide executive officers with a meaningful opportunity to accumulate savings for their retirement. To accomplish this objective, we maintain both a tax-qualified 401(k) plan and a nonqualified deferred compensation plan. We make a limited matching contribution for our employees, including NEOs, under the 401(k) plan but do not make any matching contributions for NEOs under the deferred compensation plan. We generally make a discretionary contribution (historically 10% of each executive officer's salary) to each NEO's deferred compensation plan account. Discretionary contributions to an executive officer's 401(k) plan account vest 20% per year for the first five years of service. Discretionary contributions to an executive officer's deferred compensation plan account vest 50% at 10 years of service and 5% each year thereafter. Vested company contributions in the deferred compensation plan may be subject to forfeiture.
As more fully described and quantified below in "Executive Compensation Tables and Accompanying Narrative—Narrative to Summary Compensation Table and Grants of Plan Based Awards Table—Employment Agreement with Mr. Chang" and in the table titled "Potential Payments Upon Termination or Change in Control," we have an executive employment agreement with Mr. Chang that provide for certain change in control and termination benefits. In addition, in March 2018, the Committee adopted an Executive Severance Policy that applies to our Continuing NEOs, other than Mr. Chang because he currently has an employment agreement with the company that provides severance benefits. We do not provide excise tax gross-up protection to any of our NEOs. Any cash severance payment under these arrangements or accelerated vesting of equity in connection with a change in control requires a qualifying termination of employment. We believe these double-trigger post-termination benefits provide reasonable protections to employees who may be terminated following a change in control. They also assist us in retaining their services in the event of a potential change in control. We believe such arrangements are in the best interests of us and our stockholders if they are reasonable in amount and scope, because they can help to retain key employees during a change in control process.

Perquisites and Other Personal Benefits
We provide our executive officers and other key employees with other limited benefits and perquisites. These consist of, among other things, payments for term life insurance, use of company-provided vehicles, properties, sporting event tickets, company products and sales force event-related spouse travel. We do not reimburse executive officers for the income taxes associated with these perquisites except for limited business-related perquisites such as spouse travel to sales force events where the spouse is expected to attend and help entertain and participate in events with our sales force and their spouses. We have elected to pay the income taxes for these business-related perquisites because we believe they are business expenses. These benefits generally represent a very small portion of an executive officer's overall compensation and provide a benefit to us and our stockholders. During the first four months of 2017, Mr. Napierski received additional expatriate-related perquisites and personal benefits, including an education and housing allowance, tax payments and other benefits, until his family finished relocating to the United States. The amount of these benefits is included in footnote 5 to the Summary Compensation Table.
Process for Determining Compensation
Role of Executive Compensation Committee and Chief Executive Officer
The Committee is responsible for establishing and administering our executive compensation program. The Committee, together with the Nominating and Corporate Governance Committee, is responsible for evaluating the performance of the Chairman and of the CEO. The Committee is then responsible for setting their compensation. The Committee has delegated to the CEO the responsibility for evaluating the performance of the other executive officers and sharing those evaluations with the Committee. The CEO can also make recommendations to the Committee with regard to the compensation packages for other executive officers. The Committee reviews any such recommendations and has the authority to approve, revise or reject such recommendations.
Role of Compensation Consultant
In the second half of 2017, the Committee retained the services of Semler Brossy Consulting Group LLC as its independent compensation consultants to assist the Committee in the review of our executive compensation program, to provide compensation data and alternatives to the Committee, and to provide advice to the Committee as requested. For the first half of 2017, Frederic W. Cook & Co. served as the Committee's independent compensation consultant. The Committee utilizes the compensation data and alternatives provided by the compensation consultant to analyze compensation decisions in light of current market rates and practices.
These compensation consultants did not perform any work for us outside of the services performed for the Committee and for the Nominating and Corporate Governance Committee with respect to director compensation.
The Committee annually reviews the independence of its compensation consultant in light of SEC rules and NYSE Listed Company Rules regarding compensation consultant independence and has concluded that Semler Brossy and Frederic W. Cook are independent from the company and have no conflicts of interest related to its engagement by the Committee.
Use of Competitive Data
The Committee uses peer group information in making compensation decisions. The Committee compares compensation proposals to the compensation practices of a peer group of publicly-traded companies that compete with us broadly in the consumer products industry and are similar in size to us.

The Committee reviews and updates the peer group from time to time to ensure it is utilizing an appropriate group in terms of size and relevance. The peer group used by the Committee in making 2017 compensation decisions was approved in 2016, taking into account the input and recommendations of Frederic W. Cook & Co. At the time the peer group was approved, to avoid potential distortion from differences in peer size, the revenue and market capitalization of the companies included in the peer group fell within a range of about 25% and 400% of our revenue and market capitalization. The following companies were included in our peer group:
- Avon Products, Inc.	- Primerica, Inc.
- Church & Dwight Co., Inc.	- Revlon, Inc.
- Coty Inc.	- Sally Beauty Holdings, Inc.
- Darling Ingredients Inc.	- Sensient Technologies Corporation
- Edgewell Personal Care Company	- Spectrum Brands Holdings, Inc.
- GNC Holdings, Inc.	- Tempur Sealy International, Inc.
- The Hain Celestial Group, Inc.	- Tupperware Brands Corporation
- Helen of Troy Limited	- Ulta Salon, Cosmetics & Fragrance, Inc.(1)
- Herbalife Ltd.	- USANA Health Sciences, Inc.
- International Flavors & Fragrances Inc.

(1)	Changed to Ulta Beauty, Inc. following a corporate reorganization in January 2017.
Following a review of the peer group, in 2018, the Committee determined to update the peer group such that it would exclude certain companies larger than 200% of our revenue and market capitalization, position Nu Skin closer to the peer median for revenue, and make the group represent our company's most direct competitors from a business-model and product-focus perspective. As a result, the Committee removed Coty, Darling Ingredients, Spectrum Brands, Tempur Sealy and Ulta Beauty from the peer group, and it added Prestige Brands Holdings, Inc. to the peer group. The newly constituted peer group was used in making compensation decisions for 2018.
Mix of Compensation
When the Committee reviews an executive officer's compensation, it does not use a specific formula or allocation target to establish the level or mix of compensation. Rather, it exercises judgment in determining a compensation package that is appropriate to accomplish our compensation objectives under the circumstances applicable to the executive officer. The Committee also reviews the relative mix of compensation provided by other companies in our peer group for context and tries to ensure each component is competitive. Historically, we have tied a substantial amount of compensation to corporate performance under our cash incentive plan and equity incentive plan.
The Committee also reviews each executive officer's total compensation as a market check against the total compensation of executive officers in our peer group. This total compensation review focuses on base salary, cash bonuses, and valuation of equity grants using grant date valuations. The Committee periodically reviews perquisites and retirement benefits to confirm that they remain relatively consistent with the value of perquisites and retirement benefits provided by our peer companies.
Risks Arising From Compensation Policies and Practices
In establishing and reviewing the components of compensation, the Committee considers potential risks associated with such components. In addition, our management conducted a review of our compensation policies and practices for employees and concluded that risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us.
In reaching this conclusion, our management considered the following factors:
-
Our compensation programs are market driven and balance short-term incentives with significant long-term equity incentives. Performance equity awards provide additional long-term incentives to our key employees and executive officers. In addition, our stock retention guidelines help to ensure that a portion of our executives' equity incentives remains tied to our long-term performance.

-
Our global cash incentive compensation is based on revenue and adjusted operating income, which are core measures of performance. In addition, substantially all of our revenue is received through cash or credit card payments, as opposed to other credit arrangements, which minimizes risk associated with our revenue-based incentives. Additionally, the Board of Directors and management regularly review the business plans and strategic initiatives, including related risks, proposed to achieve such performance metrics.

-	A substantial portion of compensation is provided in the form of long-term equity incentives with multi-year vesting.
-
We do not allow engagement in speculative trading or hedging. Our policies prohibit all of our directors and employees, including executive officers, from holding our stock in margin accounts and from engaging in speculative transactions in our stock, including short sales, options or hedging transactions. Our directors and employees, including executive officers, also are prohibited from pledging their securities in our company.

Other Compensation-Related Governance
Clawback Policy
Our equity incentive awards and our cash incentive awards contain clawback or recoupment provisions that allow the Committee to recover an executive's gains from the exercise or vesting of such awards in case of a financial restatement or if an executive materially breaches certain obligations or covenants, including non-competition and non-solicitation covenants, or willfully engages in or is convicted of certain illegal activity, fraud or other misconduct. In such event, we may terminate the outstanding awards of such executive and recover any gains from the exercise or vesting of cash and equity awards during the twelve months preceding the act or anytime thereafter.
Pursuant to the terms of our Second Amended and Restated 2010 Omnibus Incentive Plan, any and all awards granted thereunder will be cancelled if the participant violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity or material misconduct that is in conflict with or adverse to our interests, including conduct contributing to any financial restatements or financial irregularities, as determined by the Committee.
In addition, all compensation awarded under our current and prior incentive plans will be subject to recovery or other penalties pursuant to (i) any future clawback policy of the company, as may be adopted or amended from time to time, and (ii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 10D of the Securities Exchange Act of 1934 and any applicable stock exchange listing rule adopted pursuant thereto.
Stock Retention Guidelines
Our stock retention guidelines are designed to motivate our executive officers and directors to consider the long-term consequences of business strategies and to provide a level of long-term performance risk with respect to our compensation programs. These guidelines require executive officers and directors to retain 50% to 75% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares equal to the ownership levels set forth in the guidelines. The ownership levels are phased in over five years from appointment as an executive officer or director. Unvested equity awards and vested options are not counted in determining whether an individual holds shares equal to or greater than the designated level.

The following table discloses the designated ownership levels for each position and certain additional information.
Position	Ownership Level	Value at 12/31/17(1)	Multiple of Base Salary or Annual Retainer(2)
CEO	100,000 shares	$6,823,000	7.6
Other Continuing NEOs	25,000 shares	$1,705,750	3.3
Non-Employee Directors	5,000 shares	$341,150	4.3

(1)	Based on 12/29/17 closing stock price of $68.23.
(2)	Based on salary or annual retainer in effect as of 12/31/17: $900,000 for Mr. Wood, $521,750 for the other Continuing NEOs (average) and $80,000 for the non-employee directors.
As of March 31, 2018, all of our Continuing NEOs and directors were retaining equity awards consistent with the guidelines. In addition, all owned the amount of stock designated for their job positions except for two Continuing NEOs and two directors, all of whom began their current positions in the past three years: Mr. Wood, who was promoted to CEO in 2017; Mr. Lawrence, who was hired as our CFO in 2017; and Ms. Woodbury and Mr. Shen, who began their service as directors in 2015 and 2016, respectively.
Indemnification and Advancement of Expenses
We have entered into indemnification agreements with each of our directors and executive officers, pursuant to which these individuals will be indemnified for certain liabilities and will be advanced certain expenses that have been incurred as a result of actions to which they were, are, or are threatened to be made a party, or actions otherwise involving them, in connection with their service to the company. The indemnification agreements also include related provisions outlining the procedures for obtaining such benefits, and they generally require us to obtain and maintain director and officer liability insurance.
Tax Limitations on Deductibility
We have taken into consideration the limitation on deductibility for United States income tax purposes of compensation in excess of $1 million paid to our CEO and the three other most highly compensated executive officers employed at the end of the year (other than our CFO) by structuring a significant portion of our compensation as performance-based. Our omnibus incentive plans have been approved by our stockholders, and the equity and cash incentive bonus awards granted under these plans during or prior to 2017 can qualify as "performance-based" for purposes of the deductibility limitations of Section 162(m) of the U.S. Internal Revenue Code.
In December 2017, the U.S. federal government enacted the Tax Cuts and Jobs Act, which substantially modified the U.S. Internal Revenue Code and, among other things, eliminated the performance-based compensation exception under Section 162(m). As a result, we currently expect that any compensation amounts over $1 million paid to any NEO during or after 2018 will no longer be deductible unless they qualify for transition relief applicable to certain arrangements in place as of November 2017.

Executive Compensation Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis that is included in this proxy statement. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Thomas R. Pisano, Chairman
Daniel W. Campbell
Andrew D. Lipman
Neil H. Offen

EXECUTIVE COMPENSATION TABLES AND ACCOMPANYING NARRATIVE
Summary Compensation Table
The following table summarizes the total compensation of each of the named executive officers ("NEOs") for 2015, 2016 and 2017, as calculated in accordance with SEC rules. The amounts in the "Stock Awards" and "Option Awards" columns do not necessarily reflect the amounts actually earned by the named executive officer because they include performance-based equity awards that were granted during the respective year regardless of whether and when they are ultimately earned, based on company performance. See the Adjusted Summary Compensation Table, below, for further information.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Ritch N. Wood Chief Executive Officer	2017	840,000	38,250	1,187,424	1,580,151	525,468	129,354	4,300,647
	2016	564,117	24,500	—	2,242,650	130,492	93,955	3,055,714
	2015	535,000	25,392	266,050	399,925	—	105,892	1,332,259

Mark H. Lawrence Chief Financial Officer	2017	326,128	15,507	521,074	414,657	170,127	203,675	1,651,168

Ryan S. Napierski(6) President	2017	594,318	25,750	490,048	873,291	321,223	1,069,922	3,374,552
	2016	660,000	27,833	277,899	1,962,592	114,466	1,117,320	4,160,109
	2015	538,077	27,600	398,085	799,176	102,570	2,464,049	4,329,556

Joseph Y. Chang Executive VP of Product Dev. and Chief Scientific Officer	2017	599,167	27,750	212,040	503,031	271,812	101,897	1,715,697
	2016	591,667	25,542	—	1,570,223	136,215	92,490	2,416,137
	2015	575,000	24,558	558,435	399,925	—	91,341	1,649,259

D. Matthew Dorny General Counsel	2017	458,333	20,000	212,040	503,031	209,295	77,340	1,480,039
	2016	440,000	19,083	—	1,570,223	100,730	81,172	2,211,207
	2015	440,000	18,933	182,582	311,581	—	75,190	1,028,286

M. Truman Hunt Former Chief Executive Officer	2017	590,833	—	—	—(7)	396,709	82,547	1,070,090
	2016	1,130,006	51,417	—	8,411,816	529,292	154,240	10,276,771
	2015	1,000,000	42,267	2,717,882	520,590	—	133,925	4,414,663

(1)
Messrs. Napierski, Chang and Dorny deferred a portion of their salaries under our nonqualified deferred compensation plan, which is included in the Nonqualified Deferred Compensation – 2017 table. Each of the named executive officers also contributed a portion of his salary to our 401(k) retirement savings plan.

(2)
The amounts reported in this column include gift payments that we have historically made to all corporate employees as year-end holiday gifts in the form of a gift certificate or similar merchant credit arrangement, and cash in an amount equal to a percentage of each employee's base salary (approximately two weeks of salary). Mr. Chang's amount also includes a bonus of $2,000 for reaching a years-of-service milestone.

(3)
The amounts reported in these columns reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. The amounts do not represent amounts actually received by the NEOs. For this purpose, the estimate of forfeitures is disregarded, and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 13 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2017.

The aggregate grant date fair value of the 2017 performance-based option awards, assuming achievement of the maximum performance level, would be: Mr. Wood – $2,370,225; Mr. Lawrence – $621,984; Mr. Napierski – $1,309,935; Mr. Chang – $754,545; Mr. Dorny – $754,545; and Mr. Hunt – $0.

(4)
The amounts reported in this column are cash awards to the NEOs made pursuant to our Second Amended and Restated 2010 Omnibus Incentive Plan. See "Executive Compensation: Compensation Discussion and Analysis—Cash Incentive Bonus" for information regarding these awards. Messrs. Napierski, Chang and Dorny deferred a portion of their incentive bonuses under our nonqualified Deferred Compensation Plan, which is included in the Nonqualified Deferred Compensation – 2017 table.

(5)	The following table describes the components of the All Other Compensation column for 2017 in the Summary Compensation Table.
Name	Company Contributions to Deferred Compensation Plan ($)	Tax Payments ($)(a)	Company Contributions to 401(k) Retirement Savings Plan ($)	Perquisites and Other Personal Benefits ($)(b)	Other ($)(c)	Total ($)
Ritch N. Wood	90,000	4,808	10,800	19,428	4,318	129,354
Mark H. Lawrence	31,875	51,309	10,800	109,255	436	203,675
Ryan S. Napierski	60,000	882,591(d)	10,800	113,094(d)	3,437	1,069,922
Joseph Y. Chang	59,875	7,444	10,800	20,508	3,270	101,897
D. Matthew Dorny	46,205	3,751	10,800	15,567	1,016	77,340
M. Truman Hunt	57,800	—	10,800	7,591	6,356	82,547

(a)
This column reports amounts reimbursed by us for the payment of taxes with respect to travel of the NEOs' spouses to sales force events where the spouse is expected to attend and help entertain and participate in events with our sales force and their spouses. We have elected not to pay the income taxes associated with non-business related perquisites. This column also includes tax payments associated with Mr. Lawrence's relocation reimbursement and Mr. Napierski's income associated with his expatriate assignment, as discussed in footnote (5)(b). For further discussion regarding tax payments, see "Executive Compensation: Compensation Discussion and Analysis—Perquisites and Other Personal Benefits."

(b)
This column reports our incremental cost for perquisites and personal benefits provided to the named executive officers. In 2017, these included the personal use of company-provided vehicles and properties; AAA membership; tickets, travel and hospitality for sporting events; company products; security monitoring; and spouse travel to sales force events where the spouse is expected to attend and help entertain and participate in events with our sales force and their spouses. In addition, Mr. Lawrence, who was hired as our CFO during 2017, received a relocation reimbursement of $85,000, and Mr. Napierski received certain expatriate benefits, including a housing allowance of $36,964, during the first four months of 2017, until his family finished relocating to the United States.

(c)
This column includes premiums paid to obtain long-term disability insurance and term life insurance policies with coverage, as of December 31, 2017, of $750,000 for Messrs. Wood, Dorny and Hunt and $500,000 for Messrs. Napierski and Chang.

(d)
Portions of these amounts were paid in Japanese yen. The amounts were converted to U.S. dollars using a weighted average exchange rate for the month in which the payment was made. During 2017, these exchange rates ranged from 110.04 to 114.92 Japanese yen per U.S. dollar.

(6)
Mr. Napierski's compensation is significantly higher than the compensation of our other non-CEO NEOs primarily because he received the expatriate benefits that are summarized in footnotes (5)(a) and (b), above.

(7)
On April 24, 2017, a performance-based stock option award previously granted to Mr. Hunt was modified. The incremental fair value, computed as of the modification date in accordance with FASB ASC Topic 718, with respect to the modification was $0. See the description of Mr. Hunt's Leave of Absence Agreement in "Potential Payments Upon Termination or Change in Control" for additional information.

Grants of Plan-Based Awards – 2017
The following table provides information about equity and non‑equity awards granted to the named executive officers in 2017.
		Estimated Future Payouts under non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Max ($)(1)	Threshold (#)(2)	Target (#)(2)	Max (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
	Ritch N. Wood
	3/4/2017	—	—	—	42,250	84,500	126,750	—	50.68	1,580,151
	3/4/2017	—	—	—	—	—	—	25,200	—	1,187,424
	N/A(5)	210,150	840,600	1,681,200	—	—	—	—	—	—

	Mark H. Lawrence
	3/27/2017	—	—	—	10,450	20,900	31,350	—	54.23	414,657
	3/27/2017	—	—	—	—	—	—	10,200	—	521,074
	N/A(5)	60,563	242,250	484,500	—	—	—	—	—	—

	Ryan S. Napierski
	3/4/2017	—	—	—	23,350	46,700	70,050	—	50.68	873,291
	3/4/2017	—	—	—	—	—	—	10,400	—	490,048
	N/A(5)	130,950	523,800	1,047,600	—	—	—	—	—	—

	Joseph Y. Chang
	3/4/2017	—	—	—	13,450	26,900	40,350	—	50.68	503,031
	3/4/2017	—	—	—	—	—	—	4,500	—	212,040
	N/A	112,500	450,000	900,000	—	—	—	—	—	—

	D. Matthew Dorny
	3/4/2017	—	—	—	13,450	26,900	40,350	—	50.68	503,031
	3/4/2017	—	—	—	—	—	—	4,500	—	212,040
	N/A	86,625	346,500	693,000	—	—	—	—	—	—

	M. Truman Hunt(6)
	N/A(5)	216,750	867,000	1,734,000	—	—	—	—	—	—

(1)
The amounts reported in these columns reflect potential payouts for 2017 under our cash incentive plan if the respective levels of performance were achieved for all quarters and for the year. The amounts reported in the Threshold column reflect the potential payout if any company performance metric was at the minimum level required to receive a bonus. The amounts reported in the Target column reflect the potential payout if all company performance metrics were at goal performance levels. The amounts reported in the Max column reflect the potential payout if all company performance metrics were at or above stretch performance levels.

(2)
The awards reported in these columns are performance-based stock options granted under our Second Amended and Restated 2010 Omnibus Incentive Plan. The amounts reported in these columns reflect the potential number of options that become eligible for vesting or exercisable pursuant to these performance equity awards if certain financial metrics are achieved. The amount reported in the Threshold column for each award reflects the potential number of options that become eligible for vesting or exercisable if performance is at the minimum level required for any options to become eligible for vesting or exercisable. The amount reported in the Target column for each award reflects the potential number of options that become eligible for vesting or exercisable if performance is at the goal performance level. The amount reported in the Max column for each award reflects the potential number of options that become eligible for vesting or exercisable if performance is at the level required for 150% of the target-level options to become eligible for vesting or exercisable.

(3)	This column shows the exercise price for the stock option awards granted, which in each case is the closing price of our stock on the date of the respective grant.
(4)
The amounts reported in this column reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. For this purpose, the estimate of forfeitures is disregarded, and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 13 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2017.

(5)	These amounts were pro-rated to reflect the proportion of the year for which the NEO served in his position.
(6)
On April 24, 2017, a performance-based stock option award previously granted to Mr. Hunt was modified. The incremental fair value, computed as of the modification date in accordance with FASB ASC Topic 718, with respect to the modification was $0. See the description of Mr. Hunt's Leave of Absence Agreement in "Potential Payments Upon Termination or Change in Control" for additional information.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreement with Mr. Chang
We have an executive employment agreement with Mr. Chang. Among other things, this agreement provides that:
-
Time-based equity awards granted to Mr. Chang will fully vest upon certain terminations of employment within six months prior to and in connection with, or within two years following, a change in control;

-	No excise tax protections will be provided for termination payments;
-	Mr. Chang will be bound by certain covenants, including non-solicitation, non-competition and non-endorsement, that are in addition to, or supersede, previous key employee covenants;
-	Mr. Chang will be entitled to certain termination payments, as described in "Executive Compensation Tables and Accompanying Narrative—Potential Payments Upon Termination or Change in Control" below.
Mr. Hunt's 2017 Compensation and Leave of Absence Agreement
In December 2016, Mr. Hunt announced his intention to step down as the CEO and President of our company to accept a three-year leadership assignment for The Church of Jesus Christ of Latter-day Saints. After his service as CEO ended in March 2017, Mr. Hunt served as Vice Chairman of the Board of Directors until the 2017 Annual Meeting of Stockholders, and he began a three-year leave of absence shortly thereafter. See "Executive Compensation Tables and Accompanying Narrative—Potential Payments Upon Termination or Change in Control" below for additional details on Mr. Hunt's 2017 compensation and the terms of his Leave of Absence Agreement, including the treatment of his equity awards.
Performance Awards
For information on the terms of the equity and non-equity performance awards that were granted to NEOs during 2017, see "Executive Compensation: Compensation Discussion and Analysis" and the footnotes to the Outstanding Equity Awards at Fiscal Year-End – 2017 table.

Outstanding Equity Awards at Fiscal Year-End – 2017
The following table provides information on the holdings of equity awards by the named executive officers as of December 31, 2017.
		Option Awards					Stock Awards
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)(4)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)

Ritch N. Wood
SO	2/28/2011	13,750	—	—	31.92	2/28/2018	—	—	—	—
PSO	2/28/2011	17,500	—	—	31.92	2/28/2018	—	—	—	—
SO	8/15/2011	13,750	—	—	39.35	8/15/2018	—	—	—	—
PSO	2/9/2012	17,500	—	—	54.08	2/9/2019	—	—	—	—
SO	2/9/2012	13,750	—	—	54.08	2/9/2019	—	—	—	—
SO	8/31/2012	13,750	—	—	41.49	8/31/2019	—	—	—	—
PSO	2/15/2013	8,750	—	—	41.27	2/15/2020	—	—	—	—
SO	2/15/2013	13,750	—	—	41.27	2/15/2020	—	—	—	—
PSO	7/15/2013	—	—	18,750	77.65	7/15/2020	—	—	—	—
SO	12/9/2013	13,750	—	—	131.52	12/9/2020	—	—	—	—
SO	3/31/2014	5,100	1,700	—	82.85	3/31/2021	—	—	—	—
SO	12/17/2014	5,100	1,700	—	39.51	12/17/2021	—	—	—	—
SO	3/10/2015	3,400	3,400	—	54.97	3/10/2022	—	—	—	—
PSO	3/10/2015	—	—	1,434	54.97	3/10/2022	—	—	—	—
PRSU	3/10/2015	—	—	—	—	—	—	—	850	57,996
SO	12/18/2015	3,400	3,400	—	37.58	12/18/2022	—	—	—	—
SO	3/2/2016	34,150	102,450	—	30.63	3/2/2023	—	—	—	—
PSO	3/2/2016	21,556	—	42,267	30.63	3/2/2023	—	—	—	—
PSO	3/4/2017	—	—	84,500	50.68	3/4/2024	—	—	—	—
RSU	3/4/2017	—	—	—	—	—	25,200	1,719,396	—	—

Mark H. Lawrence
PSO	3/27/2017	—	—	20,900	54.23	3/27/2024	—	—	—	—
RSU	3/27/2017	—	—	—	—	—	2,000	136,460	—	—
RSU	3/27/2017	—	—	—	—	—	8,200	559,486	—	—

Ryan S. Napierski
PSO	7/15/2013	—	—	12,500	77.65	7/15/2020	—	—	—	—
RSU	3/31/2014	—	—	—	—	—	1,250	85,288	—	—
PSO	10/16/2014	—	—	15,000	43.53	10/16/2021	—	—	—	—
RSU	2/11/2015	—	—	—	—	—	3,000	204,690	—	—
RSU	12/18/2015	—	—	—	—	—	1,250	85,288	—	—
SO	12/18/2015	3,400	3,400	—	37.58	12/18/2022	—	—	—	—
SO	12/18/2015	25,000	25,000	—	37.58	12/18/2022	—	—	—	—
SO	3/2/2016	28,950	86,850	—	30.63	3/2/2023	—	—	—	—
PSO	3/2/2016	20,128	—	39,467	30.63	3/2/2023	—	—	—	—
PRSU	3/2/2016	—	—	—	—	—	—	—	6,667	454,889
PSO	3/4/2017	—	—	46,700	50.68	3/4/2024	—	—	—	—
RSU	3/4/2017	—	—	—	—	—	10,400	709,592	—	—

		Option Awards					Stock Awards
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)(4)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(6)

Joseph Y. Chang
SO	2/28/2011	6,250	—	—	31.92	2/28/2018	—	—	—	—
PSO	2/28/2011	7,500	—	—	31.92	2/28/2018	—	—	—	—
SO	8/15/2011	6,250	—	—	39.35	8/15/2018	—	—	—	—
PSO	2/9/2012	7,500	—	—	54.08	2/9/2019	—	—	—	—
SO	2/9/2012	6,250	—	—	54.08	2/9/2019	—	—	—	—
SO	8/31/2012	6,250	—	—	41.49	8/31/2019	—	—	—	—
PSO	2/15/2013	3,750	—	—	41.27	2/15/2020	—	—	—	—
SO	2/15/2013	6,250	—	—	41.27	2/15/2020	—	—	—	—
PSO	7/15/2013	—	—	12,500	77.65	7/15/2020	—	—	—	—
SO	12/9/2013	6,250	—	—	131.52	12/9/2020	—	—	—	—
SO	3/31/2014	5,100	1,700	—	82.85	3/31/2021	—	—	—	—
SO	12/17/2014	5,100	1,700	—	39.51	12/17/2021	—	—	—	—
PSO	3/10/2015	—	—	1,434	54.97	3/10/2022	—	—	—	—
SO	3/10/2015	3,400	3,400	—	54.97	3/10/2022	—	—	—	—
PRSU	3/10/2015	—	—	—	—	—	—	—	850	57,996
SO	12/18/2015	3,400	3,400	—	37.58	12/18/2022	—	—	—	—
SO	3/2/2016	22,650	67,950	—	30.63	3/2/2023	—	—	—	—
PSO	3/2/2016	16,796	—	32,934	30.63	3/2/2023	—	—	—	—
RSU	3/4/2017	—	—	—	—	—	4,500	307,035	—	—
PSO	3/4/2017	—	—	26,900	50.68	3/4/2024	—	—	—	—

D. Matthew Dorny
SO	8/15/2011	6,250	—	—	39.35	8/15/2018	—	—	—	—
PSO	2/9/2012	7,500	—	—	54.08	2/9/2019	—	—	—	—
SO	2/9/2012	6,250	—	—	54.08	2/9/2019	—	—	—	—
SO	8/31/2012	6,250	—	—	41.49	8/31/2019	—	—	—	—
PSO	2/15/2013	3,750	—	—	41.27	2/15/2020	—	—	—	—
SO	2/15/2013	6,250	—	—	41.27	2/15/2020	—	—	—	—
PSO	7/15/2013	—	—	12,500	77.65	7/15/2020	—	—	—	—
SO	12/9/2013	6,250	—	—	131.52	12/9/2020	—	—	—	—
SO	3/31/2014	3,750	1,250	—	82.85	3/31/2021	—	—	—	—
SO	12/17/2014	3,675	1,225	—	39.51	12/17/2021	—	—	—	—
PRSU	3/10/2015	—	—	—	—	—	—	—	584	39,812
PSO	3/10/2015	—	—	1,084	54.97	3/10/2022	—	—	—	—
SO	3/10/2015	2,500	2,500	—	54.97	3/10/2022	—	—	—	—
SO	12/18/2015	3,000	3,000	—	37.58	12/18/2022	—	—	—	—
SO	3/2/2016	22,650	67,950	—	30.63	3/2/2023	—	—	—	—
PSO	3/2/2016	16,796	—	32,934	30.63	3/2/2023	—	—	—	—
PSO	3/4/2017	—	—	26,900	50.68	3/4/2024	—	—	—	—
RSU	3/4/2017	—	—	—	—	—	4,500	307,035	—	—

M. Truman Hunt
SO	3/2/2016	97,166	—	—	30.63	6/30/2020	—	—	—	—
PSO	3/2/2016	—	—	43,900	30.63	5/31/2018	—	—	—	—
PSO	3/2/2016	89,556	—	—	30.63	6/30/2020	—	—	—	—

(1)	Award types are as follows: SO: Time-Based Stock Options RSU: Time-Based Restricted Stock Units PSO: Performance-Based Stock Options PRSU: Performance-Based Restricted Stock Units
(2)	Time-Based Stock Options

Grant Date	Vesting Schedule
3/31/2014 3/10/2015 3/2/2016
Vest in four equal annual installments, the first of which vested on February 15 of the year following the grant. The last three installments of Mr. Hunt's time-based stock options granted on 3/2/2016 terminated immediately at the end of Mr. Hunt's active employment during 2017.

12/17/2014 12/18/2015
Vest in four equal annual installments, the first of which vested or will vest on August 15 of the year following the grant or, for Mr. Napierski's 50,000 stock options granted on 12/18/2015, September 8, 2016.

(3)	Performance-Based Stock Options

Grant Date	Vesting Schedule
7/15/2013
Vests in four equal tranches based on the achievement of adjusted EPS performance levels, measured in terms of diluted EPS excluding certain predetermined items. The first, second, third and fourth tranches are contingent on achievement of adjusted EPS of $6.00, $8.00, $10.00 and $12.00, respectively, over a rolling four-quarter period. Vesting occurs on the date the Compensation Committee approves the calculation of adjusted EPS for the respective tranche. Upon any change in control, the next unvested tranche shall be deemed to be vested immediately prior to such change in control, and any remaining unvested tranche shall be cancelled. The unvested portion of these performance stock options will be terminated if the adjusted EPS goals are not achieved based on performance through December 2019, or partially terminated earlier if the rolling four quarters' adjusted EPS fail to reach certain thresholds after December 2016. Based on our performance through December 2017, the tranches that were contingent on achievement of adjusted EPS of $10.00 and $12.00 terminated as of March 30, 2018 and March 30, 2017, respectively.

10/16/2014
Vests in one tranche based on the achievement of performance goals applicable to the North Asia region for the three years ended December 31, 2017. Vesting occurs on the date the Compensation Committee approves the calculation of the actual performance. Vesting is accelerated upon the participant's termination (including constructive termination) in connection with a change in control. For more information about this award, see "Compensation Discussion and Analysis—North Asia Region Special Incentive Award." Based on performance through December 2017, this award terminated as of March 30, 2018.

3/10/2015
Vests in three equal tranches based on the achievement of adjusted EPS performance levels, measured in terms of diluted EPS excluding certain predetermined items. Vesting occurs on the date the Compensation Committee approves the calculation of adjusted EPS for the respective tranche. Vesting is accelerated upon the participant's termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the Committee's approval of the calculation of adjusted EPS for such tranche. No portion of the three traches tranche vested based on adjusted EPS achieved in 2015, 2016 and 2017, and the three tranches therefore terminated as of February 25, 2016, February 27, 2017 and March 2, 2018, respectively.

3/2/2016
Vests in three equal tranches based on the achievement of adjusted EPS performance levels, measured in terms of diluted EPS excluding certain predetermined items. Vesting occurs on the date the Compensation Committee approves the calculation of adjusted EPS for the respective tranche. Vesting is accelerated upon the participant's termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the Committee's approval of the calculation of adjusted EPS for such tranche. A portion of the first and second tranches vested based on adjusted EPS achieved in 2016 and 2017. The portion of the third tranche that vests is determined by adjusted EPS reaching pre-determined levels in 2018. Mr. Hunt's third tranche terminated immediately at the end of Mr. Hunt's active employment during 2017.

3/4/2017 3/27/2017
Vests in three equal tranches based on the achievement of adjusted EPS performance levels, measured in terms of diluted EPS excluding certain predetermined items. Vesting occurs on the later of one year following the date of grant and the date the Compensation Committee approves the calculation of adjusted EPS for the respective tranche. Vesting is accelerated upon the participant's termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the later of one year following the date of grant and the Committee's approval of the calculation of adjusted EPS for such tranche. A portion of the first tranche vested based on adjusted EPS achieved in 2017. The portions of the second and third tranches that vest are determined by adjusted EPS reaching pre-determined levels in 2018 and 2019, respectively.

(4)
In accordance with SEC rules, these columns report the potential number of shares of stock that become eligible for vesting or exercisable if performance is at the minimum level required for any shares of stock to become eligible for vesting or exercisable, except that the PSOs and PRSUs granted on 3/2/2016, 3/4/2017 and 3/27/2017 are reported at the target level based on 2017 results.

(5)	Time-Based Restricted Stock Units

Grant Date	Vesting Schedule
3/31/2014 2/11/2015	Vest in four equal annual installments, the first of which vested on February 15 of the year following the grant.
12/18/2015	Vest in four equal annual installments, the first of which vested on September 8, 2016.
3/4/2017	Vest in four equal annual installments, the first of which vested on March 4, 2018.
3/27/2017	The award of 2,000 RSUs vested in full on March 27, 2018. The award of 8,200 RSUs vests in four equal annual installments, the first of which vested on March 2, 2018.

(6)	The market value of the restricted stock units reported in these columns is based on the closing market price of our stock on December 29, 2017, which was $68.23.
(7)	Performance-Based Restricted Stock Units

Grant Date	Vesting Schedule
3/10/2015	Same vesting terms and schedule as 3/10/2015 PSOs.
3/2/2016	Same vesting terms and schedule as 3/2/2016 PSOs.
Option Exercises and Stock Vested – 2017
The following table provides information on stock option exercises and vesting of stock awards for the named executive officers during 2017.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ritch N. Wood	95,000(3)	3,003,775(3)	—	—
Mark H. Lawrence	—	—	—	—
Ryan S. Napierski	35,000	1,105,465	8,025	428,919
Joseph Y. Chang	63,438	1,992,156	—	—
D. Matthew Dorny	63,750	1,575,350	—	—
M. Truman Hunt	233,734	5,804,517	—	—

(1)
Value realized on exercise of stock options is equal to the number of options exercised multiplied by the market value of our common stock at exercise less the exercise price, and is calculated before payment of any applicable withholding taxes and broker commissions.

(2)
Value realized on vesting of restricted stock units is equal to the number of restricted stock units vested multiplied by the market value of our common stock on the vesting date, and is calculated before payment of any applicable withholding taxes and broker commissions.

(3)
All of these stock options were automatically net exercised immediately prior to their expiration, in accordance with the terms of the company's equity compensation plans. The net shares were issued to Mr. Wood after withholding shares for the exercise price and taxes.

Nonqualified Deferred Compensation
Pursuant to our nonqualified Deferred Compensation Plan, certain employees, including the NEOs, may elect to defer up to 80% of their base salary, up to 100% of bonus and up to 100% of restricted stock units (minus applicable withholding requirements) that otherwise would be payable in a calendar year. Deferral elections are made prior to the calendar year in which the deferred salary, bonus or restricted stock units will be earned. Additionally, we may also elect to make a discretionary contribution (historically 10% of each executive officer's salary), which may be allocated between the executive officer's 401(k) and deferred compensation plan accounts.
Earnings and losses on deferred base salary and bonus are based on market rates and on earnings and losses on participant-selected investment funds available under our Deferred Compensation Plan. Restricted stock unit deferrals are allocated to a fund that tracks the performance of the company's stock. All amounts a participant elects to defer, adjusted for earnings and losses thereon, are 100% vested for purposes of the Deferred Compensation Plan at all times. All amounts we elect to contribute to a participant's account, adjusted for earnings and losses thereon, vest as to 50% upon 10 years of employment with us, and vest an additional 5% for each year of employment with us thereafter until such amounts are 100% vested upon 20 years of employment with us. In addition, all amounts become 100% vested upon the participant attaining 60 years of age, upon the participant's death or disability as defined in the plan, or otherwise at the discretion of the Executive Compensation Committee.
For participants who received company contributions prior to January 1, 2015, our Deferred Compensation Plan also provides a death benefit that will pay, upon a participant's death prior to the commencement of benefit payments, an amount equal to the participant's deferrals, adjusted for earnings and losses thereon, plus the greater of (i) the vested portion of company contributions, adjusted for earnings and losses thereon, or (ii) five times such participant's average base salary for the previous three years. All distributions under the Deferred Compensation Plan are payable in cash, and the participant may elect either a lump sum payment or monthly, quarterly, or annual installments over a maximum of 15 years.
The following table shows the investment funds available under our Deferred Compensation Plan and their annual rates of return for the fiscal year ended December 31, 2017, as reported by the administrator of the plan.
Name of Fund	Rate of Return	Name of Fund	Rate of Return
AB VPS International Value – Class A	25.4%	Great-West T. Rowe Price Mid Cap Growth	24.4%
American Century VP Inflation Protection – Class I Shares	3.9%	LVIP Delaware Bond – Standard Class	4.4%
American Funds Global Growth – Class 2	31.5%	LVIP SSgA Mid-Cap Index – Standard Class	15.9%
American Funds Global Small Capitalization – Class 2	25.9%	MFS VIT Utilities Series – Initial Class	14.8%
American Funds International – Class 2	32.1%	MFS VIT Value – Initial Class	17.7%
American Funds IS Global Growth and Income – Class 2	26.1%	Neuberger Berman AMT Mid-Cap Intrinsic Value – I Class	16.7%
Delaware VIP Small Cap Value Series – Standard Class	12.1%	Nu Skin Enterprises Inc. Restricted Stock Units	46.3%
Delaware VIP U.S. Growth Series – Standard Class	28.3%	Putnam VT High Yield – Class IA	7.2%
Delaware VIP Value Series – Standard Class	13.8%	Templeton Global Bond VIP – Class 1	2.2%
Deutsche Small Cap Index VIP – Class A	14.3%	Van Eck VIP Emerging Markets – Initial Class	51.0%
Great-West Aggressive Profile – Investor Class	n/a	Vanguard VIF Equity Index	21.7%
Great-West Conservative Profile – Investor Class	n/a	Vanguard VIF Growth	30.9%
Great-West Moderate Profile – Investor Class	n/a	Vanguard VIF REIT Index	4.8%
Great-West Moderately Aggressive Profile – Investor Class	n/a	Vanguard VIF Short-Term Investment-Grade	2.1%
Great-West Moderately Conservative Profile – Investor Class	n/a	Vanguard VIF Small Company Growth	23.5%
Great-West Money Market – Instl Shares	0.8%	Zero Return	0.0%

Nonqualified Deferred Compensation – 2017
The following table provides information on compensation under our nonqualified Deferred Compensation Plan for the year 2017.
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE ($)(1)
Ritch N. Wood	—	90,000	157,528	—	1,090,023
Mark H. Lawrence	—	31,875	270	—	32,145
Ryan S. Napierski	309,712	60,000	447,479	—	2,627,284
Joseph Y. Chang	277,345	59,875	1,015,902	—	8,067,650
D. Matthew Dorny	107,596	46,205	187,753	—	1,312,737
M. Truman Hunt	—	57,800	361,542	—	6,562,041

(1)  Executive and registrant contribution amounts are and have been reflected in the 2017 Summary Compensation Table and prior years' summary compensation tables, as applicable. Aggregate earnings are not reflected in the 2017 Summary Compensation Table and were not reflected in prior years' Summary Compensation Tables.
Potential Payments Upon Termination or Change in Control
Following is information about potential payments upon termination or change in control with respect to the Continuing NEOs, followed by information about the terms of Mr. Hunt's termination of active employment with our company during 2017.
Continuing NEOs
The information below describes the compensation that would become payable under existing plans and arrangements if the Continuing NEO's employment had terminated on December 31, 2017, given each Continuing NEO's compensation and service level as of such date and, if applicable, based on our closing stock price on that date. Except as noted below, all amounts would be payable as a lump sum upon termination, except deferred compensation, which may be payable as a lump sum or in installments at the election of the Continuing NEO. These benefits are in addition to benefits available generally to salaried employees, such as disability benefits and distributions under our 401(k) plan.
The severance and health benefits payments to Mr. Chang outlined in the table below are pursuant to our April 2015 employment agreement with Mr. Chang. In March 2018, our Executive Compensation Committee adopted an Executive Severance Policy, which provides for payments to our other Continuing NEOs.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the named executive officer's age.
Name	Voluntary Termination ($)	Involuntary Termination for cause ($)	Involuntary Termination Not for cause ($)	Termination (Including Constructive Termination) in Connection with Change of Control ($)	Death ($)(1)	Disability ($)
Ritch N. Wood
Severance(2)	—	—	—	—	—	—
Equity(3)	—	—	—	8,995,856	—	—
Deferred Compensation(4)	1,090,023	1,090,023	1,090,023	1,090,023	3,231,862	1,090,023
Health Benefits(5)	—	—	—	—	—	—
Total	1,090,023	1,090,023	1,090,023	10,085,879	3,231,862	1,090,023

Mark H. Lawrence
Severance(2)	—	—	—	—	—	—
Equity(3)	—	—	—	988,546	—	—
Deferred Compensation(4)	—	—	—	—	32,145	32,145
Health Benefits(5)	—	—	—	—	—	—
Total	—	—	—	988,546	32,145	32,145

Ryan S. Napierski
Severance(2)	—	—	—	—	—	—
Equity(3)	—	—	—	8,720,311	—	—
Deferred Compensation(4)	2,487,184	2,487,184	2,487,184	2,487,184	4,984,350	2,487,184
Health Benefits(5)	—	—	—	—	—	—
Total	2,487,184	2,487,184	2,487,184	11,207,495	4,984,350	2,487,184

Joseph Y. Chang
Severance(2)	1,200,000	—	1,737,626	2,343,750	281,250	431,250
Equity(3)	—	—	—	4,924,494	—	—
Deferred Compensation(4)	7,877,549	7,877,549	7,877,549	7,877,549	8,756,543	7,877,549
Health Benefits(5)	—	—	11,952	11,952	—	—
Total	9,077,549	7,877,549	9,627,127	15,157,745	9,037,793	8,308,799

D. Matthew Dorny
Severance(2)	—	—	—	—	—	—
Equity(3)	—	—	—	4,841,009	—	—
Deferred Compensation(4)	1,215,899	1,215,899	1,215,899	1,215,899	2,649,463	1,257,846
Health Benefits(5)	—	—	—	—	—	—
Total	1,215,899	1,215,899	1,215,899	6,056,908	2,649,463	1,257,846

(1)
The amounts reported in this column do not include the proceeds payable on death from term life insurance policies for which we pay the premiums, with coverage, as of December 31, 2017, of $750,000 for Messrs. Wood and Dorny and $500,000 for Messrs. Napierski and Chang.

(2)
We have an employment agreement with Mr. Chang. Among other things, this agreement provides for the following termination payments in addition to salary and benefits earned prior to termination, provided that Mr. Chang complies with certain non-competition and other obligations:

(a) Voluntary termination:
(i) Continuation of 75% of annual salary for a restricted period of up to one year, payable in accordance with the company's standard pay policies, to better enable the company to enforce the agreement's non-solicitation, non-competition and non-endorsement covenants after termination.
(b) Involuntary termination not for cause (including constructive termination):
(i) A lump sum equal to the pro-rata portion of Mr. Chang's earned bonus, if any, for each outstanding bonus cycle; and
(ii) Continuation of annual salary for a period of 15 months, payable in accordance with the company's standard pay policies.
(c) Termination (including constructive termination) in connection with a change in control:
(i) A lump sum equal to the pro-rata portion of Mr. Chang's target bonus for any outstanding bonus cycle; and
(ii) A lump sum equal to 1.25 times annual salary and target bonus (increased to 1.5 times annual salary and target bonus in a March 2018 amendment to the agreement).
(d) Termination upon death or disability:
(i) A lump sum equal to the pro-rata portion of Mr. Chang's target bonus for any outstanding bonus cycle; and
(ii) Salary continuation for up to 90 days in certain circumstances related to a disability.
In addition, Mr. Chang's employment agreement provides that, if his employment terminates pursuant to any of the circumstances outlined above in this footnote 2, other than for death or disability, Mr. Chang will be entitled to a four-year consulting contract with us for $250,000 per year, less any severance payments that are paid to him during the year pursuant to his employment agreement.
In March 2018, our Executive Compensation Committee adopted an Executive Severance Policy that applies to the Continuing NEOs, other than Mr. Chang because he currently has an employment agreement that provides severance benefits as described above. This policy provides for the following termination payments in addition to salary and benefits earned prior to termination, provided that the NEO complies with certain non-competition and other obligations:
(a) Voluntary termination:
(i) A lump sum equal to 75% of annual salary if the Company elects, in its sole discretion, to enforce the non-competition obligations in the NEO's Key Employee Covenants Agreement.
(b) Involuntary termination not for cause (including constructive termination):
(i) The pro-rata portion of the NEO's earned bonus, if any, for any outstanding bonus cycle, payable at the same time as bonuses are paid to other executive officers; and
(ii) A lump sum equal to a multiplier (of 1.5 for the CEO; 1.25 for other NEOs) times annual salary.
(c) Termination (including constructive termination) in connection with a change in control:
(i) The pro-rata portion of the NEO's earned bonus, if any, for any outstanding bonus cycle, payable at the same time as bonuses are paid to other executive officers; and
(ii) A lump sum equal to a multiplier (of 2 for the CEO; 1.5 for other NEOs) times annual salary and target bonus.
(d) Termination upon death or disability:
(i) The pro-rata portion of the NEO's earned bonus, if any, for any outstanding bonus cycle, payable on the date that bonuses are normally paid; and
(ii) Salary continuation for up to 90 days in certain circumstances related to a disability.
(3)
The amounts payable under the equity category, in the case of stock option awards, are based on the difference between the $68.23 closing price of our stock on December 29, 2017 and the exercise price of the applicable award, multiplied by the number of unvested shares subject to the award. The amounts payable under the equity category in the case of restricted stock units are based on the $68.23 closing price of our stock on December 29, 2017 multiplied by the number of unvested shares subject to the applicable award.

(4)
The amounts reported for deferred compensation, other than for death and disability, reflect only the amounts deferred by the Continuing NEOs, the vested portion of amounts contributed by us and earnings on such amounts. We may, at our discretion, accelerate vesting of the unvested amounts contributed by us in the event of a change in control. If we were to accelerate vesting, the total amounts of deferred compensation payable to the named executive officers would be as follows: Mr. Wood – $1,090,023; Mr. Lawrence – $32,145; Mr. Napierski – $2,487,184; Mr. Chang – $7,877,549; and Mr. Dorny – $1,257,846.

(5)
Pursuant to his employment agreement, Mr. Chang is entitled to a lump sum equal to twelve months of health care continuation coverage upon involuntary termination not for cause (including constructive termination) and termination (including constructive termination) in connection with change in control. Pursuant to the March 2018 Executive Severance Policy, participating NEOs also are entitled to such a lump sum. These payments to all of our Continuing NEOs are conditioned on the NEO's compliance with certain non-competition and other obligations.

Mr. Hunt's 2017 Compensation and Leave of Absence Agreement
In December 2016, Mr. Hunt announced his intention to step down as the CEO and President of our company to accept a three-year leadership assignment for The Church of Jesus Christ of Latter-day Saints. After his service as CEO ended in March 2017, Mr. Hunt served as Vice Chairman of the Board of Directors until the 2017 Annual Meeting of Stockholders, and he began a three-year leave of absence shortly thereafter. Following is a description of Mr. Hunt's 2017 compensation and the key provisions of the Leave of Absence Agreement (the "Agreement") we entered into with him in April 2017:
Compensation Element	Actual Outcome

Salary. Mr. Hunt received a salary throughout the first half of 2017, his active employment period.	Mr. Hunt received $590,833 in salary during the first half of 2017.
2017 Cash Incentive Awards. Pursuant to the Agreement, Mr. Hunt remained eligible for participation in the cash incentive program through the second quarter of 2017 and for the 2017 annual incentive period, except that the payment earned for the 2017 annual incentive period was reduced by 50% to reflect that Mr. Hunt only provided active service for half of such period.
Based on the company's performance, Mr. Hunt did not earn a bonus for the first quarter, he earned a bonus of $131,729 for the second quarter, and he earned a bonus of $264,980 for the annual period.
Unvested Time-Based Stock Options. Terminated immediately at the end of Mr. Hunt's active employment, consistent with the awards' original terms for termination of continuous service.	Mr. Hunt forfeited 405,200 time-based stock options having a grant date fair value of $4,964,858.(1)
Vested Stock Options. The Agreement provided that after the end of Mr. Hunt's active employment, all vested stock options would terminate in accordance with the awards' original terms for termination of continuous service.
Mr. Hunt exercised certain vested stock options, as summarized in the Option Exercises and Stock Vested – 2017 table, and allowed options that were underwater to terminate.
Unvested Performance-Based Equity Awards. All unvested performance-based equity awards immediately terminated at the end of Mr. Hunt's active employment, except that the performance-based stock options granted in March 2016 and contingent on 2017 adjusted EPS performance remained eligible for vesting based on actual 2017 performance against the original performance goals, with any vested amount reduced by 50% to reflect that Mr. Hunt only provided active service for half of the 2017 performance period. This award was the sole equity award that the Agreement modified.

At the end of Mr. Hunt's active employment, Mr. Hunt forfeited 187,950 performance-based stock options and 17,367 performance-based restricted stock units, with a total grant date fair value of $3,593,991.(1) Based on 2017 performance, 43,022 options vested and 878 options (with a grant date fair value of $9,825) were forfeited.(1)

All Other Compensation. Mr. Hunt received other compensation in the normal course during his active employment period. During the leave of absence, the Agreement allows Mr. Hunt to continue his health insurance benefits and requires the company to continue to provide term life insurance and a company product allowance.

Mr. Hunt received $82,547 in all other compensation during 2017. See Summary Compensation Table and footnotes for further detail.

(1)
As required by SEC rules, these grant date fair values were included in total compensation amounts in our Summary Compensation Tables for the respective years in which the grants were made even though they were forfeited because SEC rules require disclosure based on an award's grant date fair value rather than on the value actually earned.

OTHER COMPENSATION INFORMATION
Equity Compensation Plan Information
The following table provides information as of December 31, 2017, about our Class A Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans (including individual arrangements):
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,257,233(1)	$54.17(2)	3,499,140(3)
Equity compensation plans not approved by security holders	—	—	—
Total	4,257,233	$54.17	3,499,140

(1)  Consists of 3,694,483 options (1,392,941 time-based and 2,301,542 performance-based) and 562,750 restricted stock units (551,516 time-based and 11,234 performance-based). The performance-based awards are reported as the number of shares that become eligible for vesting or exercisable if performance is at the goal level. The number of shares that are ultimately issued pursuant to the performance-based awards could vary from the amounts reported, based on the degree to which the performance goals are achieved.
(2)  Excludes the impact of time-based and performance-based restricted stock units, which are exercised for no consideration. The weighted average remaining life of the options is 3.9 years.

(3)  Represents the number of shares available for future issuance under our Second Amended and Restated 2010 Omnibus Incentive Plan.

CEO Pay Ratio Information
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Securities and Exchange Commission rules, we are disclosing the annual total compensation of the CEO, the median of the annual total compensation of all other employees, and the ratio of these two numbers (the "CEO pay ratio"), each as calculated pursuant to applicable rules and guidance. We also provide supplemental information and calculations to provide context regarding our global operations and unique features of our workforce.
CEO Compensation
Because Mr. Wood began serving as our CEO in March 2017 and previously served as our CFO, we adjusted his 2017 total compensation, as reported in our Summary Compensation Table, for purposes of the pay ratio calculation. Specifically, we adjusted the components of his total compensation—salary and non-equity incentive plan compensation—for which his higher, post-promotion amounts were not already reflected in his 2017 reported compensation of $4,300,647. These adjustments resulted in an annual total compensation amount of $4,378,687 for purposes of the pay ratio calculation.

Median Employee Compensation and CEO Pay Ratio Disclosure
As of December 31, 2017, our global employee population consisted of 35,677 individuals, approximately 95% of whom were located outside of the United States. To identify the median employee, we used each employee's annualized base pay plus target cash incentive as of December 31, 2017 (for Mainland China sales employees, described below, this was calculated by annualizing their December salary and bonus amounts, as those amounts are indicative of their recent activity). We translated these amounts into U.S. dollars and adjusted them for cost-of-living differences by using the World Bank's purchasing power parity conversion factors. Based on these adjusted numbers, we identified a median group of 101 employees. We then calculated the cost-of-living-adjusted annual total compensation of each of these 101 employees using the same methodology that is required under SEC disclosure requirements for NEOs' compensation, and we identified the median employee from that population.
Our median employee is a sales employee in Mainland China whose cost-of-living-adjusted 2017 annual compensation was $4,735, which yields a CEO pay ratio of 925:1.
Our median employee on a non-cost-of-living-adjusted basis, who is also a sales employee in Mainland China, had 2017 annual compensation of $2,049, resulting in a CEO pay ratio of 2,137:1. Other than omitting cost-of-living adjustments, our methodology for identifying this median employee and calculating this ratio was the same as that described above.
Supplemental Information – Global Employee Population and Structure
The structure of our business model in Mainland China causes a unique and significant increasing impact on our CEO pay ratio. In all of our markets other than Mainland China, our sales force members are independent distributors rather than employees of our company. Because of restrictions on direct selling and multi-level commissions in Mainland China, we have implemented a business model for that market that is different from our business model in other markets. One of the differences is that our sales force in Mainland China includes not only independent sellers but also part-time sales employees.
Our Mainland China sales employees constitute a large proportion of our total employee base, and as a result, these employees have a significant impact on our CEO pay ratio. As of December 31, 2017, 30,970, or 87%, of our employees were Mainland China sales employees, compared to 4,707 other full- and part-time employees worldwide. Like all members of our sales force globally, our Mainland China sales employees devote as much or as little time and effort to their sales efforts as they desire, and their compensation varies significantly as a result.
Due to the impact of our Mainland China sales employees on our CEO pay ratio, we do not believe the required pay ratio disclosures, above, appropriately represent our company's compensation practices. To better allow stakeholders to evaluate our CEO's compensation within the context of our company, we also disclose a ratio that excludes our Mainland China sales employees. Based on our 4,707 employees who are not Mainland China sales employees, our median employee is an employee in Taiwan whose 2017 annual compensation was $25,405, resulting in a CEO pay ratio of 172:1.
We believe the compensation amounts and ratios provided above represent reasonable estimates calculated in accordance with SEC regulations and guidance. The SEC rules allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio for our company, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

PROPOSAL 2:
 ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are requesting stockholder approval of a non-binding advisory resolution approving the compensation of our NEOs as disclosed in this Proxy Statement.
Compensation Objectives and 2017 Pay for Performance
The following objectives of our executive compensation program support our recommendation to approve the compensation of our NEOs:
(1)	Our programs successfully recruit, motivate and retain experienced and talented executives;
(2)	Our design ensures pay for performance through the use of incentives that:
a.	Are tied to corporate and individual performance
b.	Align the financial interests of our executives with those of our stockholders and;
c.	Drive superior stockholder value.
The program, which is administered by our Executive Compensation Committee (the "Committee"), is intended to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and downward when performance is short of expectations.
We believe that our executive compensation program is one of the key drivers of our improved performance trajectory following the disruption of our business in Mainland China in 2014.
-
In 2017, we generated year-over-year growth in revenue, customers and sales leaders as we continued executing our growth strategy, which focused on three key elements: engaging platforms, enabling products and empowering programs.

-	We introduced our ageLOC LumiSpa skin treatment and cleansing device during the fourth quarter, which generated approximately $130 million of revenue.
-	We also experienced continued momentum surrounding our social-selling efforts.
Consistent with our commitment to pay for performance and our financial results, our Continuing NEOs earned performance-based compensation during 2017 based on the achievement of rigorous performance goals. As with 2016, certain performance-based equity awards were earned at near-target levels based on achievement of adjusted EPS goals. Cash incentive awards were earned at approximately 60% of target, compared to 30% in 2016, based on achievement of revenue and adjusted operating income goals.
2017 Say-on-Pay Vote and Subsequent Stockholder Outreach
At our 2017 annual meeting of stockholders, approximately 51% of the votes cast were in favor of our executive compensation program, compared to 99% in the previous year. Our Board of Directors and the Committee take seriously the outcome of our 2017 say-on-pay vote and, in response to the vote outcome, initiated an extensive process to (1) solicit feedback from stockholders on the design of our compensation program; (2) evaluate design changes that would strengthen the program's pay-for-performance orientation; and (3) improve the quality and clarity of our public disclosures on the program. The Committee also engaged a new compensation consultant to assist and advise the Committee with respect to our executive compensation program.
During our 2017 stockholder outreach process, we reached out to investors representing approximately 50% of our outstanding shares, generally covering holders of at least 1% of our outstanding shares. The Committee Chair and our Lead Independent Director led these discussions.

Based on stockholder feedback and other factors, the Committee and the company took the following actions in 2018:
-	In direct response to stockholder feedback, the Committee increased the proportion of performance-based awards from 60% in 2017 to approximately 80% in 2018.
-	The Committee revised the peer group by eliminating four companies that were above the peer-median revenue, which reduced the peer group's median revenue and market capitalization.
-	The Committee committed to eliminate quarterly cash incentive bonuses in 2019.
-	The Committee adopted an Executive Severance Policy in 2018, allowing more predictability for both our company and the NEOs.
-	We substantially revised the disclosure in the CD&A, as compared to prior years' CD&As, in response to stockholder feedback.
See "Executive Compensation: Compensation Discussion and Analysis" and the related tables and narrative disclosure for additional information regarding our stockholder outreach and our compensation program for NEOs.
Advisory Resolution
The Board of Directors recommends that stockholders approve the following advisory resolution:
RESOLVED, that the stockholders hereby approve the compensation of the company's named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.
Although this advisory resolution is non-binding, the Board values input from stockholders. The Board will consider the voting results for this proposal in making future compensation decisions.
We currently intend to include a stockholder advisory resolution on our executive compensation program at our annual meeting of stockholders each year.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING OUR EXECUTIVE COMPENSATION.

PROPOSAL 3:
 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee is also involved in the selection of the lead audit engagement partner whenever a rotational change is required, normally every five years.
PricewaterhouseCoopers LLP ("PwC") served as our independent registered public accounting firm for the 2017 fiscal year. PwC has served in this capacity since the 1994 fiscal year, and the Audit Committee has selected PwC to serve in this capacity for the 2018 fiscal year. The Audit Committee believes that the continued retention of PwC as our independent registered public accounting firm for 2018 is in the best interests of our company and our stockholders.
As a matter of good corporate governance, we are asking stockholders to ratify the selection of PwC as our independent registered public accounting firm for 2018. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.
Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Fees to Independent Registered Public Accountants
The following table presents approximate fees for professional services rendered by PwC for the audit of our annual financial statements for the 2016 and 2017 fiscal years and approximate fees billed for other services rendered by PwC during those periods.
	Fiscal 2017 ($)	Fiscal 2016 ($)
Audit Fees(1)	2,966,000	2,857,000
Audit-Related Fees(2)	109,000	142,000
Tax Fees(3)	2,637,000	2,469,000
All Other Fees(4)	2,000	4,000
Total	5,714,000	5,472,000

(1)
Audit Fees consist of fees billed or expected to be billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees for 2017 consist primarily of reviews and evaluations of our system implementations and methodologies related to segment reporting and adoption of new accounting standards. Audit-Related Fees for 2016 consist primarily of services in connection with our issuance of convertible debt and reimbursement of legal fees and expenses paid by PwC in connection with discovery in the class action matter brought against us, which we settled during 2016.

(3)
Tax Fees consist of approximately $1,530,000 in fees for tax compliance work and $1,107,000 in fees for tax planning work in 2017 and $1,142,000 in fees for tax compliance work and $1,327,000 in fees for tax planning work in 2016.

(4)	All Other Fees consist of access fees to an online accounting and financial information resource site.

Audit and Non-Audit Services Pre-Approval Policy
Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. Under the policy, proposed services may be either pre-approved categorically within specified budgets ("general pre-approval") or specifically pre-approved on a case-by-case basis ("specific pre-approval"). In approving any services by the independent registered public accounting firm, the Audit Committee will consider whether the performance of any such service would impair the independent registered public accounting firm's independence.
The Audit Committee must specifically pre-approve the terms and fees of each annual audit services engagement. All other Audit, Audit-related, Tax, and All Other Services (each defined in the policy) may be generally pre-approved pursuant to projected categorical budgets. The Audit services subject to general pre-approval include such services as statutory audits or financial audits for subsidiaries or affiliates and services associated with SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm. Tax services include tax compliance, tax planning, and tax advice. All Other Services are those routine and recurring services that the Audit Committee believes will not impair the independence of our registered public accounting firm. The Securities and Exchange Commission prohibits our independent registered public accounting firm from performing certain non-audit services, and under no circumstances will the Audit Committee approve such services.
The Audit Committee will review the generally pre-approved services from time to time, at least annually. Any changes to budgeted amounts or proposed services will require specific pre-approval by the Audit Committee.
In 2017, all of the services provided by PwC were approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Audit Committee Report
The Audit Committee is responsible for monitoring our financial auditing, accounting, and financial reporting processes and our system of internal controls on behalf of the Board. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC"), is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing an opinion thereon. The Audit Committee's responsibility is to monitor these processes. In this context, the Audit Committee met and held discussions with management, our internal auditors and PwC. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2017 were prepared in accordance with generally accepted accounting principles.
The Audit Committee hereby reports as follows:

-
The Audit Committee has reviewed and discussed the audited consolidated financial statements and accompanying management's discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC's judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

-	The Audit Committee also discussed with PwC the matters required to be discussed by applicable requirements of the PCAOB.
-
PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC the accounting firm's independence. The Audit Committee also considered whether non-audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm's independence.

-
Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Edwina D. Woodbury, Chair
Nevin N. Andersen
Daniel W. Campbell
Thomas R. Pisano

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
Review and Approval of Related-Person Transactions
Our Audit Committee Charter requires that the Audit Committee review related-person transactions that are significant in size and relevant to an understanding of our financial statements, and approve or reject such transactions. The Charter further requires the Audit Committee to review the policies and procedures utilized by management for the implementation of such transactions. The Charter provides that the Committee has delegated the review and approval or rejection of related-person employment matters to the Executive Compensation Committee.
We have adopted a written policy and procedures with respect to related-person transactions, which include specific provisions for the approval of related-person transactions. Pursuant to this policy, related-person transactions include a transaction, arrangement or relationship in which we and certain enumerated related persons participate and the amount involved exceeds $25,000.
In the event that a related-person transaction is identified, it must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review the transaction, the transaction will be reviewed by the chair of our Audit Committee if the amount involved is less than $120,000, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of the transaction.
In reviewing and approving related-person transactions, the Audit Committee or its chair is required to consider all information that the Audit Committee or its chair believes to be reasonable in light of the circumstances. The Audit Committee or its chair, as the case may be, shall approve only those related-person transactions that are determined to be in, or not inconsistent with, our best interests and those of our stockholders, as the Audit Committee or its chair determines in good faith. No member of the Audit Committee shall participate in any review, consideration or approval of any related-person transaction with respect to which the member or any of his or her immediate family members has an interest.
Related-Person Transactions
Employee Family Members. During 2017, we paid employment compensation in excess of $120,000 to one relative of each of Steve Lund, Ritch Wood, and Ryan Napierski. Eric Lund, the brother of Steve Lund, received approximately $123,779 in salary, bonuses and other compensation during 2017. Ryan Wood, the brother of Ritch Wood, received approximately $228,156 in salary, bonuses and other compensation and 1,020 restricted stock units during 2017. Cade Napierski, the brother of Ryan Napierski, received approximately $611,763 in salary, bonuses, expatriate benefits (including an education and housing allowance and other benefits) and other compensation and 970 restricted stock units during 2017. In addition, these three individuals also participated in the employee benefit plans available generally to our employees.
Convertible Notes. In June 2016, the company entered into an Investment Agreement with Ping An ZQ China Growth Opportunity Limited ("Ping An ZQ"), a company owned by a consortium of investors led by Ping An of China Securities (Hong Kong) Company Ltd. and ZQ Capital Limited. Pursuant to the Investment Agreement, the company issued to Ping An ZQ $210 million aggregate principal amount of convertible 4.75% senior notes due 2020. Interest on the convertible notes was payable semiannually on June 15 and December 15 of each year. During 2017, we paid $9,975,000 of interest on the convertible notes.
In February 2018, Ping An ZQ elected to convert all $210 million in aggregate principal amount of outstanding convertible notes held by Ping An ZQ. Pursuant to the indenture, these outstanding convertible notes were converted into a cash payment of $210 million principal (plus accrued and unpaid interest through the payment date) and 1,535,652 shares of our Class A Common Stock. In March 2018, Ping An ZQ agreed to extend the due date for the cash payment to May 15, 2018 in exchange for an extension fee of 0.05% of the principal amount remaining outstanding as of April 2, 2018, the original due date (equal to $105,000, as the full principal amount remained outstanding on such date).

Zheqing (Simon) Shen is the founding member of ZQ Capital Limited and is a director at Ping An ZQ. He was appointed to our Board pursuant to the terms of the Investment Agreement, which entitled Ping An ZQ to designate a nominee for election to our Board of Directors. In connection with the conversion of the convertible notes, Ping An ZQ's right to designate a nominee for our 2018 Annual Meeting of Stockholders terminated pursuant to the terms of the Investment Agreement; however, our Board independently determined to nominate Mr. Shen for reelection at such meeting. In assessing Mr. Shen's independence under the listing standards of the NYSE, our Board of Directors considered Mr. Shen's relationships with Ping An ZQ and ZQ Capital Limited in light of the NYSE standards covering payments to, or received from, other entities. These relationships did not constitute a disqualifying event under such standards and were determined by the Board not to create a material relationship with our company.

STOCK OWNERSHIP INFORMATION
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock as of March 31, 2018 by (i) each of our directors and director nominees, (ii) each of our executive officers whose name appears in the Summary Compensation Table, and (iii) all of our current executive officers and directors as a group. The table also sets forth certain information regarding the beneficial ownership of our Class A Common Stock by each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of the Class A Common Stock, consisting of BlackRock, Inc. and The Vanguard Group as of December 31, 2017. Unless otherwise indicated in the footnotes to the table, the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 55,650,722 shares of Class A Common Stock outstanding on March 31, 2018 plus the number of shares of Class A Common Stock that such person or group had the right to acquire within 60 days after March 31, 2018.
Directors, Executive Officers, 5% Stockholders	Number of Shares(1)	Percent of Class
M. Truman Hunt	797,709	1.4
Ritch N. Wood(2)	344,870	*
Steven J. Lund(3)	343,502	*
Joseph Y. Chang(4)	268,542	*
Ryan S. Napierski	190,268	*
D. Matthew Dorny(5)	182,522	*
Andrew D. Lipman	94,555	*
Daniel W. Campbell(6)	93,753	*
Nevin N. Andersen	61,385	*
Thomas R. Pisano	57,437	*
Neil H. Offen	39,226	*
Edwina D. Woodbury(7)	13,487	*
Mark H. Lawrence	8,616	*
Zheqing (Simon) Shen	8,456	*
All current directors and executive officers as a group (13 persons)	1,706,619	3.0
BlackRock Inc.(8)	6,815,774	12.2
The Vanguard Group(9)	5,712,085	10.3

*	Less than 1%
(1)
Includes shares that the above individuals have the right to acquire within 60 days as follows: Mr. Hunt – 229,228; Mr. Wood – 252,162; Mr. Lund – 0; Mr. Chang – 149,473; Mr. Napierski – 140,244; Mr. Dorny – 141,498; Mr. Lipman – 52,556; Mr. Campbell – 32,456; Mr. Andersen – 47,556; Mr. Pisano – 17,456; Mr. Offen – 32,456; Ms. Woodbury – 12,456; Mr. Lawrence – 6,479; Mr. Shen – 7,456; and all current directors and executive officers as a group – 892,248.

(2)	Includes 2,000 shares that Mr. Wood jointly owns with family members.
(3)
Includes 332,601 shares held by a family limited liability company. Mr. and Mrs. Lund are co-managers of the limited liability company and share voting and investment power with respect to all shares held by the limited liability company. Also includes 6,132 shares held indirectly by Mr. Lund as co-trustee with respect to which he has shared voting and investment power.

(4)	Includes 65,000 shares held in a trust for which Mr. Chang's spouse serves as trustee.
(5)	Includes 41,024 shares that are held in a revocable trust for which Mr. and Mrs. Dorny act as co‑trustees and share voting and investment power.
(6)	Includes 61,297 shares that Mr. Campbell jointly owns with his spouse.

(7)	In addition to the shares reported in the table above, Ms. Woodbury has elected to defer receipt of an additional 1,326 shares pursuant to the company's Deferred Compensation Plan.
(8)
The information regarding the number of shares beneficially owned or deemed to be beneficially owned by BlackRock, Inc. was taken from a Schedule 13G/A filed by that entity with the Securities and Exchange Commission on January 19, 2018. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power for 6,606,185 shares and sole dispositive power for 6,815,774 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(9)
The information regarding the number of shares beneficially owned or deemed to be beneficially owned by The Vanguard Group was taken from a Schedule 13G/A filed by that entity with the Securities and Exchange Commission on February 9, 2018. According to the Schedule 13G/A, The Vanguard Group has sole voting power for 27,107 shares, sole dispositive power for 5,682,798 shares, shared voting power for 6,423 shares, and shared dispositive power for 29,287 shares. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our Class A Common Stock ("Reporting Persons") to file reports with the Securities and Exchange Commission regarding their ownership of our Class A Common Stock and changes in that ownership. As a practical matter, the company assists its directors and executive officers by monitoring transactions and completing and filing Section 16(a) reports on their behalf. Based solely on a review of the reports filed during or with respect to 2017 and on written representations from our directors and executive officers, we believe that all required reports under Section 16(a) were filed on a timely basis, except that one late report was filed for each of Truman Hunt and Joseph Chang with respect to one transaction each: a charitable donation of shares by Mr. Hunt and an acquisition of shares pursuant to a dividend reinvestment by Mr. Chang.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING
In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2019 annual meeting, the written proposal must be received at our principal executive offices no later than the close of business on December 27, 2018. Proposals should be addressed to: Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Such proposals also will need to comply with the requirements contained in our Bylaws and Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.
Our Bylaws require that any stockholder proposal that is not submitted for inclusion in our 2019 proxy statement under Securities and Exchange Commission regulations, but is instead sought to be presented directly at our 2019 annual meeting, must be received by the Corporate Secretary at the above address not less than 90 days prior to the one-year anniversary of the date on which we first mailed our proxy materials in connection with our 2018 annual meeting. Thus, since April 26, 2018 is specified as the date that this proxy statement is first sent or given to our stockholders, in order for any stockholder proposal submitted under these Bylaw provisions, including any director nomination, to be timely for our 2019 annual meeting, it must be received by us no later than January 26, 2019 (i.e., 90 days prior to April 26, 2019). However, if the date of our 2019 annual meeting is changed by more than 30 days from the one-year anniversary of our 2018 Annual Meeting, a stockholder's notice must be received by our Corporate Secretary at the above address not later than the close of business on the later of (a) the 90th day before the 2019 annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made. In addition, if the number of directors to be elected is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the Board at least 10 days before the last day a stockholder may deliver a notice of nomination in accordance with the preceding sentences, then with respect to nominees for any new positions created by such increase, the notice must be received by the Corporate Secretary at the above address no later than the close business on the 10th day following the day on which public announcement is first made by us. In addition, all notices must meet all information and other requirements contained in our Bylaws.
A stockholder may contact our Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
HOUSEHOLDING
We may deliver a single notice of internet availability or set of proxy materials to an address shared by two or more of our stockholders. This delivery method, referred to as "householding," can result in significant cost savings for us. To take advantage of this opportunity, the company and banks and brokerage firms that hold your shares may deliver only one notice of internet availability or set of proxy materials to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The company will deliver promptly, upon written or oral request, a separate copy of the notice of internet availability or set of proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate notice of internet availability or set of proxy materials, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601 or by calling (801) 345-1000. Stockholders of record sharing an address who are receiving multiple copies of these materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the company's shares and wish to receive only one copy of the notice of internet availability or set of proxy materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company's current expectations and beliefs. All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws and include, but are not limited to, statements of management's expectations regarding the company's future compensation decisions and performance. In some cases, you can identify these statements by forward-looking words such as "believe," "expect," "anticipate," "determine," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," "may," "might," the negative of these words and other similar words. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, the possibility that management or the Executive Compensation Committee could decide not to follow the company's compensation program as described in the Compensation Discussion and Analysis. The company's performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission. The forward-looking statements set forth the company's beliefs as of the date that such information was first provided, and the company assumes no duty to update the forward-looking statements contained in this proxy statement to reflect any change except as required by law.
OTHER MATTERS
As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If you return your signed and completed proxy card or vote by telephone or on the internet and other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote for you on such matters in accordance with their best judgment, acting together or separately.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission, without exhibits, may be obtained by stockholders without charge by written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. A copy of the Annual Report on Form 10-K is also available on our website, nuskinenterprises.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.
By Order of the Board of Directors,
STEVEN J. LUND
Chairman of the Board
 Provo, Utah, April 17, 2018

ANNUAL MEETING OF STOCKHOLDERS OF

NU SKIN ENTERPRISES, INC.

June 7, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM ET the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting. See proxy statement for additional instructions.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and annual report are available at - http://www.astproxyportal.com/ast/08684/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00033333333333000000 9 060718

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED "FOR" ALL NOMINEES FOR THE ELECTION OF DIRECTORS, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

1. To elect nine directors to the Board of Directors.	FOR	AGAINST	ABSTAIN
Nevin N. Andersen	☐	☐	☐
Daniel W. Campbell	☐	☐	☐
Andrew D. Lipman	☐	☐	☐
Steven J. Lund	☐	☐	☐
Neil H. Offen	☐	☐	☐
Thomas R. Pisano	☐	☐	☐
Zheqing (Simon) Shen	☐	☐	☐
Ritch N. Wood	☐	☐	☐
Edwina D. Woodbury	☐	☐	☐
2. To approve, on an advisory basis, our executive compensation.	☐	☐	☐
3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

NU SKIN ENTERPRISES, INC.

The undersigned hereby appoints Ritch N. Wood and Ryan S. Napierski as proxies with full power of substitution and hereby authorizes either of them to act and to vote, as designated on this proxy card and described in the accompanying Proxy Statement, all shares of Class A Common Stock of Nu Skin Enterprises, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah 84601, on June 7, 2018 at 11:00 a.m., Mountain Daylight Time, and at any adjournments or postponements thereof and, at the proxies' discretion, upon any other matters which may properly come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

1.1 14475